EXHIBIT 10.4
OFFICE LEASE
ONE TECHNOLOGY CENTER
This is a Lease Agreement made and entered into between Medical Plaza Partners, Ltd. (“Landlord”), and Pan American Acceptance Corporation as (“Tenant”), whether one or more.
1.1. THE LEASED PREMISES. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord the “Leased Premises” which consists of Tenant’s “Office Space” and “Common Area” as defined below.
(a) Tenant’s Office Space. Tenant’s “Office Space”, to which Tenant shall have exclusive use rights, consists of suite(s) Suites 1400 and 1225 representing the Office Space outlined and shaded on the floor plan contained in Exhibit A. Such Office Space is located in the office building known as One Technology Center (“Office Building”) on a tract of land, legally described by lot and block and metes and bounds in Exhibit B. The street address of the Office Building is 7411 John Smith Drive, San Antonio, Texas 78229. The “Property” shall mean the land, the Office Building, the parking building, the parking areas and all other improvements to the land.
(b) Common Area. The “Common Area”, to which Tenant shall have non-exclusive use rights, consists of (1) the interior Common Area located in the Office Building, i.e., areas normally accessible to all tenants such as the hallways, stairwells, elevators, lobby, restrooms, and snack bar areas, and (2) the exterior Common Area located outside the Office Building on the above described land, i.e., loading areas, sidewalks, driveways, parking garage, parking areas, and other open areas (if any), subject to paragraph 9.2 on parking.
1.2. USE. Tenant’s Office Space may be used only for general office purposes. The name of Tenant’s business will be Pan American Acceptance Corporation .
1.3. RENTABLE AREA.
(a)	The term “Rentable Area” as used herein means (i) in a case of a single tenant floor, ail floor area measured from the inside surface of the outer glass of the Office Building, excluding only the area (“Service Area”) within the outside wall used for building stairs, fire towers, elevator shafts, flues, vents, stacks, pipestacks, and vertical ducts (which areas shall be measured from the mid-point of walls enclosing such areas) but including any Service Area which is for the specific use of Tenant, such as special stairs or elevators, plus a proportionate part of the square footage of the Office Building central areas for providing electrical, mechanical, janitorial, security and mail services as well as the central lobby and central fire exit corridor (“Central Area”), and (b) in the case of a floor to be occupied by more than one (1) tenant, all floor areas within the inside surface of the outer glass enclosing the space on such floor and measured to the mid-point of the walls separating areas leased by or held for lease to other tenants or from Common Area devoted to public corridors, electrical and telephone rooms, elevators, foyers, restrooms, mechanical, janitor’s closet, vending areas, and other similar facilities for the use of all tenants on the particular floor, plus Tenant’s proportionate part of such Common Area located on such floor plus a proportionate share of the square footage of the Office Building’s Central Area. In the case of both single and multiple tenant floors, telephone, electrical, mechanical, maintenance, janitorial and security rooms not included in the Office Building Central Area, but which serve more than one (1) floor shall be considered Common Area and shall be allocated among tenants whose office spaces are served thereby, regardless of whether such Office Spaces are located on the same floor as the rooms in question. Such allocation shall be made in proportion with the Rentable Areas of all Tenants so served. No deductions from Rentable Area shall be made for columns or projections necessary to the Office Building.
(b)	The Rentable Area of the Office Building is approximately one hundred ninety-six thousand one hundred seventy-four square feet (196,174 sq.ft.) and the Rentable Area of the Office Space is estimated to be 17,082 and shall be specifically calculated in accordance with the above definition by Landlord or Landlord’s architect when floor plans are complete. Upon such determination, the Rentable Area of the Office Space shall be appropriately adjusted to reflect the actual square feet of the Rentable Area of the Office Space as determined by such calculation. The Rentable Area of the Office Building shall be subject to further adjustment only in the event of any future expansion or modification of the Office Building.

1.4. USABLE AREA. The term “Usable Area” as used herein means the Rentable Area less Tenant’s proportionate part of Common Area on a multiple tenant floor and less Tenant’s allocation of Central Area.
2.1. BASE RENT AND ADDITIONAL RENTS. Tenant shall pay to Landlord a “Base Rent” of $ 2.442.726.00 in total for the initial lease term, which amounts to the following amounts per calendar month:

$-0-	First Month
$20,284.88	Months 2 through 61
$20,427.23	Months 62 through 121
“Additional Rent” representing Tenant’s prorata share of Office Building Operating Expenses shall be paid in accordance with paragraph 32.1.
3.1. DATE AND PLACE OF PAYMENT. The monthly rent and one-twelfth of Tenant’s share of estimated Office Building Operating Expenses under paragraph 32.1 shall be due and payable in advance on the first day of each calendar month without demand. Partial months shall be prorated. All rent and other sums are due and payable in San Antonio, Bexar County, Texas at the address designated by Landlord from time to time. All sums due by Tenant are without right of set-off or deduction. Monies mailed are considered timely paid only if received by Landlord by the due date or if received later than the due date, in an envelope postmarked more than two (2) days before the due date. Rent shall be paid without notice or demand. All other sums shall be due as otherwise provided herein (or upon delivery of written notice in accordance with paragraph 29.1),
3.2. LATE PAYMENTS. If any rent payment or other sum due by Tenant to Landlord is received and accepted by Landlord later than five (5) days after its due date, Tenant shall pay a late charge of ten (10%) of such rent payment or other sum. Landlord’s acceptance of late rent or other sum shall not constitute permission for Tenant to pay the rent or other sum late thereafter and shall not constitute a waiver of Landlord’s remedies for subsequent late payments. Late payment charges are due immediately upon notice or demand. For each returned check, Tenant shall pay all applicable bank charges incurred by Landlord plus $25.00. Payments of any kind received by Landlord on behalf of Tenant may be applied at Landlord’s option to non-rent items first, then to rent. Payment of rent by Tenant shall be an independent covenant. If Tenant has not timely paid rentals and other sums, due on two or more occasions, or if a check from Tenant is returned for insufficient funds or no account, Landlord may require that all rent and other sums due be paid by cashier’s check, certified check, or money order.
3.3. SECURITY DEPOSIT. At the time of execution of this lease, Tenant shall deposit with Landlord $ -0- cash to secure performance of Tenant’s obligations under this lease. If Tenant fails to pay rent or other sums when due under this lease, Landlord may apply any cash security deposit toward amounts due and unpaid by Tenant. Tenant shall immediately restore the security deposit to its original amount after any portion of it is applied to amounts due and unpaid by Tenant. Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the property and in this Lease and Tenant agrees that in the event of any such transfer or mortgage, Landlord shall have the right to transfer or assign the security deposit of Tenant to the transferee or mortgagee. Tenant’s security deposit shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant.
4.1. TERM, COMMENCEMENT, AND ANNIVERSARY. The initial lease term shall start on the commencement date and shall continue for any partial first calendar month plus one hundred twenty-one (121) full calendar months thereafter and shall continue for month-to-month thereafter until Landlord or Tenant gives thirty (30) days prior written notice of termination. The lease commencement date shall be the Completion Date, as defined in Exhibit E hereto or the date Tenant occupies all or any part of Tenant’s Office Space, whichever occurs first. The annual anniversary date of this lease shall be the first day of the first full month following the commencement date of the lease, unless the lease commencement date is the first day of the month. The date rent commences shall be the same day as the above lease commencement date.
4.2. ACKNOWLEDGEMENT OF LEASE. Upon commencement of this lease, Landlord and Tenant shall execute a recordable acknowledgement of this lease in a form which is attached as Exhibit D and which will confirm the commencement date, ending date, annual anniversary date of the lease, Rentable Area and Usable Area in Tenant’s Office Space.

4.3. DELIVERY OF POSSESSION. Landlord shall deliver keys and/or access cards or codes and possession o1 Tenant’s Office Space to Tenant on the lease commencement date stated in paragraph 4.1 unless otherwise agreed in writing by the parties. Tenant shall not be liable for rent until Landlord delivers possession of the Leased Premises to Tenant. If there is a delay in delivery of possession, Tenant’s remedy shall be as set forth in Exhibit E hereto; and neither Landlord nor Landlord’s agents shall otherwise be liable for any damages; and the lease shall not terminate.
5.1. TENANT FINISH-OUT. Pursuant to Exhibit E, Landlord, at Landlord’s sole expense, will finish Tenant’s Office Space as per plans approved by both Landlord and Tenant and included in this Office Lease as Exhibit K.
6.1. QUIET POSSESSION. If Tenant is current and in compliance with all of Tenant’s obligations under this lease, Tenant shall be entitled to peaceful and quiet possession and enjoyment of Tenant’s Office Space, subject to the terms and conditions of this lease. Tenant shall have access to the building parking garage and common parking areas at all times, subject to parking fees and the rules referred to in paragraphs 9.2 and 23.1. Landlord shall make diligent efforts to have all other tenants in the Office Building comply with parking and building rules. Failure of other tenants to comply with such rules shall not be considered a default by Landlord, Landlord shall not be liable for damages as a result of construction noise or vibrations unless such noise or vibration unreasonably interferes with Tenant’s use of the Leased Premises and Landlord fails to abate the noise or vibration within fifteen (15) days following Landlord’s receipt of written notice from Tenant,
7.1. UTILITIES AND SERVICES BY LANDLORD. Except where otherwise stated in this lease, Landlord shall pay for and furnish in a timely and diligent manner to Tenant the following utilities and services and no others, subject to paragraph 32.1 regarding Tenant’s payment of Tenant’s prorata share of Office Building Operating Expenses.
(a)	electricity, gas, water and waste water services for Common Area as well as electric lighting service;
(b)	air conditioning and heating as reasonably required on a seasonal basis to maintain the temperature in the Tenant’s Office Space at levels typical for buildings of comparable age and construction in San Antonio, Texas, for comfortable use and occupancy under normal office conditions from 7:00 a.m. to 7:00 p.m. on Monday through Friday inclusive, and from 8:00 a.m. to 1:00 p.m. on Saturday upon request, (but not on Sunday, New Year’s Day, Memorial Day, July 4th, Labor Day, Thanksgiving and Christmas) or during such other times or days as Landlord may reasonably designate;
(c)	janitorial service, five (5) days per week (excluding the above holidays) in accordance with the Cleaning Specifications attached hereto as Exhibit M;
(d)	electricity for standard office equipment and lighting at levels typical for buildings of comparable age and construction in San Antonio, Texas;
(e) trash collection services (dumpster or garbage cans);
(f) pest control services as needed in the reasonable judgment of Landlord;
(g) landscaping and parking lot maintenance services;
(h) repair and maintenance services pursuant to paragraph 8.1;
(i) replacement of fluorescent light bulbs and ballasts in building standard lighting fixtures (but not incandescent light bulbs for nonstandard fixtures or for Tenant’s lamps);
(i) elevator service; and
(k) water and waste water services as provided for in the Plans for Tenant’s Office Space.
7.2. UTILITIES AND SERVICES BY TENANT. Except for adjustment payments of Office Building Operating Expenses described in Exhibit “C” hereto, charges for any services for which Tenant is required to pay from time to time hereunder shall be due and payable within five (5) days after such billing. If Tenant shall fail to make payment for such services in full within three (3) days after Landlord hand delivers to Tenant or to Tenant’s representative written notice of Landlord’s intent to terminate utilities or services which are furnished by Landlord, then Landlord may terminate such utilities or services after such three (3) day notice period without further notice, and such discontinuance shall not be deemed to constitute an eviction or disturbance of the Tenant’s use and possession of the Leased Premises or relieve Tenant from paying rent or performing any of its obligations under this Lease. Landlord reserves the right to submeter electricity and/or water. Any electricity or water submetering shall be billed to and paid by Tenant at Landlord’s average cost per KWH or gallon, and no more. If the water bill from the utility company includes waste water charges, Tenant’s liability for water submetering shall include corresponding waste water costs (if any).

7.3. INTERRUPTION OF UTILITIES OR SERVICES. Temporary interruption or malfunction of utilities, services, and/or telephones shall not render Landlord liable for damages, rent abatements, or release of any Tenant obligation. Landlord shall use diligent efforts to have such utilities and services restored as soon as reasonably possible. In the event the Leased Premises are unusable for Tenant’s purposes by reason of an interruption of services to be provided by Landlord and such interruption is due to the negligence or willful misconduct of Landlord and such interruption continues for two (2) consecutive days following written notice from Tenant to Landlord, then rent under this Lease shall be abated with respect to any unusable portion of the Leased Premises for the period of such interruption.
7.4. EXTRA ELECTRICITY. There shall be no extra electricity charges for typewriters, word processors, dictating equipment, adding machines, desk top calculators, lamps, or other standard 110 volt office equipment. However, Tenant shall pay Landlord monthly, as billed, for charges which are separately metered or which Landlord may reasonably compute for electricity utilized by Tenant for the following purposes: x-ray machines, hotplates, electric heaters, 220 volt equipment, computers (other than desktop or word processor computers), or other electrical service not standard for the Office Building.
7.5. EXTRA HEATING OR AIR CONDITIONING. If Tenant requests air conditioning or heating after the hours as set forth in paragraph 7,1(b), Tenant shall have access to such services without notice to Landlord. Landlord may charge Tenant an hourly fee established from time to time by Landlord for after-hour air conditioning or heating in the Office Building. The fee charged for such after hours services shall be consistent with the fees charged for similar services at comparable office buildings in San Antonio, Texas.
8.1. MAINTENANCE AND REPAIRS BY LANDLORD. Landlord, at its expense, shall be responsible for all maintenance of Leased Premises and Common Areas except as expressly required by Tenant in paragraph 8.2 herein. Landlord shall maintain the interior of Tenant’s Office Space in good repair, at Tenant’s expense. Landlord shall use diligence to provide for the reasonable cleaning, maintenance, repair, reconnection of interrupted utilities or services, and landscaping of Common Area, subject to any reimbursement obligations of Tenant under paragraph 8.2. Landlord may rekey at any time. Landlord may temporarily close any part of the common facilities if reasonably necessary for repairs or construction. Repairs and maintenance shall be in accordance with applicable governmental requirements.
8.2. MAINTENANCE AND REPAIRS BY TENANT. Tenant shall promptly reimburse Landlord for Landlord’s cost of repairing or replacing damage which is caused inside Tenant’s Office Space by Tenant, Tenant’s agents, employees, family, or licensees, invitees, visitors, or customers or outside Tenant’s Office Space by Tenant or Tenant’s employee’s, agents, or contractors. Landlord’s cost of repair shall include 15% for overhead. Landlord may require advance payment therefor prior to repair or replacement. Landlord shall have right of approval of all repairmen or maintenance personnel. Tenant shall not damage or allow other persons listed above to damage any portion of the Leased Premises. Tenant shall pay for replacement of all incandescent light bulbs and for unstopping any drains or water closets in Tenant’s Office Space. If Landlord or Tenant’s workmen or contractors are permitted to repair, alter, or modify Tenant’s Office Space, Tenant shall warrant that no mechanic’s or materialman’s lien shall be filed against the Leased Premises. All such work shall be in accordance with applicable governmental requirements.
8.3. TELECOMMUNICATIONS EQUIPMENT. All telecommunications equipment necessary to serve Tenant shall be located in Tenant’s Office Space and paid for by Tenant.
9.1. ACCESS, KEYS, LOCKS, AND SECURITY, (a) Access. Tenant shall have access to Tenant’s Office Space at all times. Landlord shall have access to Tenant’s Office Space at reasonable times for reasonable business purposes. A request for access by Landlord shall be deemed reasonable if Landlord provides twenty-four (24) hours advance notice to Tenant. In the case of an emergency Landlord may enter Tenant’s Office Space at any hour and without advance notice to Tenant.
(b) Keys, Landlord shall furnish Tenant two (2) keys or access codes or cards for Tenant’s Office Space, two (2) keys or access codes or cards for the main exterior entry doors of the Office Building if such door is locked after hours, and two (2) keys or access codes or cards to Tenant’s mailbox in the Office Building. A deposit of $10.00 shall be charged for each mailbox key and office key, and access card. Additional or replacement keys or access codes or cards shall be furnished at the same amount charged to all other tenants in the Office Building at the time of Tenant’s request. Landlord shall not be liable for risk of loss resulting from Tenant’s keys, access codes, or cards being lost or used by unauthorized persons. Landlord reserves the right to rekey or change locks for security reasons if new keys are timely furnished to Tenant.
(c) Locks. Tenant may not add locks, change locks, or rekey locks without written permission of Landlord. Locks may be changed at Tenant’s request and expense. If locks to the Office Space are changed, Landlord may specify kind and brand of locks, placement, installation, master key compatibility, etc.
(d) Security. Landlord agrees to provide one (1) security guard on duty between the hours of 7:00 a.m. and 7:00 p.m. The parties hereto acknowledge that the security required to be provided by Landlord as specified herein as between Landlord and Tenant shall be the extent of Landlord’s responsibility with respect thereto, and so long as Landlord provides the security equipment and/or personnel required hereby, Landlord shall not be deemed to assure or otherwise be responsible for the safety of Tenant, its employees or invitees from events, circumstances or actions that are the responsibility of the security guard to prevent. Tenant may at its sole option and expense, provide additional security personnel for Tenant’s Office Space. Landlord shall not be liable to Tenant or Tenant’s employees, family, customers, invitees, contractors, or agents for injury, damage, or loss to person or property caused by criminal conduct of other persons, including theft, burglary, assault, vandalism or other crimes. Tenant shall be responsible for locking its Office Space doors when the last person leaves such Office Space for the day.
9.2. PARKING. Tenant shall have the use of seventy-nine (79), parking spaces of which fifty-five (55) will be unreserved on the Property and twenty-four (24) covered reserved spaces in the attached garage. The location of Tenant’s covered reserved parking spaces are depicted on Exhibit H attached hereto. There will be no charge for any of these seventy-nine (79) spaces. Landlord shall have sole control over parking and the parking building and parking areas. Parking rules are contained in attached Exhibit F-1. If vehicles are parked in violation of Landlord’s parking rules or in violation of state statutes, Landlord may exercise vehicle removal remedies under V.T.C.A. Transportation Code §684 upon compliance with statutory notice. There shall be no reserved parking spaces unless agreed in writing by Landlord. In the event Tenant elects to exercise its Expansion Option pursuant to Exhibit J hereto, the number of covered reserved spaces provided to Tenant shall be adjusted to provide Tenant with its proportionate share of such spaces based on Tenant’s proportionate share of the Office Space in the Office Building and the number of unreserved spaces provided to Tenant shall be adjusted to provide Tenant with the same ratio of unreserved parking spaces per square foot of Rentable Area as Tenant is entitled to on the lease commencement date.
10.1. OCCUPANCY, NUISANCE, AND HAZARDS. Tenant’s Office Space shall be occupied only by Tenant or Tenant’s employees and shall not be left entirely vacant or used exclusively for storage. Tenant and Tenant’s agents, employees, family, licensees, invitees, visitors, and contractors shall comply with all federal, state, and local laws relating to occupancy or to criminal conduct while such persons are on the Leased Premises. Tenant and the persons listed above shall not (1) use, occupy, or permit the use or occupancy of the Leased Premises for any purpose which is directly or indirectly forbidden by such laws or which may be dangerous to life or property, (2) permit any public or private nuisance, (3) disturb the quiet enjoyment of other tenants, (4) do anything which might emit offensive odors or fumes, (5) make undue noise or vibrations, (6) permit anything which would cancel insurance coverage or increase the insurance rate on the Office Building or contents, or (7) otherwise damage the Leased Premises.
11.1. TAXES. Landlord shall be responsible for payment of all taxes and assessments against the Office Building subject to Tenant’s obligation to pay Landlord for Tenant’s share thereof, on a prorata square foot basis, as additional rent pursuant to paragraph 32.1. Tenant shall timely pay all taxes assessed against Tenant’s furniture, equipment, fixtures, or other personal property in Tenant’s Office Space.
12.1. INSURANCE. Landlord and Tenant shall comply with the respective insurance obligations as set forth below:
(a) Landlord. Landlord, at its option, may maintain (1) fire and extended coverage insurance, including vandalism and malicious mischief, on the office building, and (2) comprehensive general liability insurance. If Landlord elects to so insure, the amounts shall be as Landlord may deem reasonably appropriate. Landlord shall have no responsibility to maintain fire and extended coverage insurance on Tenant’s contents.
(b) Tenant. Tenant shall carry insurance from the first day of Tenant’s occupancy and then during the entire occupancy hereof insuring Tenant and Landlord as their interests may appear with terms and coverages and by companies satisfactory to Landlord, and with such increases in limits as Landlord may from time to time request, but initially Tenant shall maintain the following coverages in the amounts as follows:
(i)	in case of personal injury to or death of any person or persons, not less than $2,000,000.00 for each injury or death to a person and $2,000,000.00 for each incident involving personal injury or death of person, and, in the case of property damage, not less than $1,000,000.00 for one occurrence; and

(ii)	In case of fire, sprinkler leakage, malicious mischief, vandalism, and other extended coverage perils, for the full insurable replacement value of all additions, improvements and alterations to the Office Space which are beyond those tenant improvements initially provided by Landlord and all office furniture, trade fixtures, office equipment, merchandise, and all other items of Tenant’s property on the Leased Premises.
(c) Waiver of Subrogation. Upon written request after signing this lease, but before any loss or damage occurs, Landlord may require that Tenant’s fire/casualty and liability insurance policy provide a waiver for all right of recovery by way of subrogation in connection with any loss or damage covered by such insurance policies. Notwithstanding the foregoing, if such waiver of subrogation is not incorporated into the policy and cannot be procured or if it can be procured only with an additional premium charge, such party shall furnish to the other party written evidence from the insurance company or insurance agent, verifying that such waiver is (1) not obtainable or (2) not obtainable without extra charge. Thereafter, within a reasonable time after receiving such notice, the party for whose benefit the waiver is sought may (1) agree to pay any additional charge necessary to obtain the waiver of subrogation or (2) place the insurance with a company which is reasonably satisfactory to the other party and its mortgagees with a policy of the same terms and coverage, the extra cost of which will be entirely borne by the party for whose benefit the waiver of subrogation is sought.
(d) Insurance Certificates. Tenant shall provide Landlord with a certificate of Tenant’s insurance as required prior to the date Tenant initially occupies Tenant’s Office Space or any portion thereof. Landlord and Landlord’s managing agent (if any) shall be named as additional insureds on Tenant’s liability insurance policy. Upon written request by Landlord, changes in the name of Landlord or Landlord’s managing agent shall be reflected on such certificate. Upon written request, Tenant shall furnish to Landlord copies of the policies of insurance referred to in this lease, including any waivers of subrogation, or satisfactory evidence of same.
(e) Notice from Tenant’s Insurance Carrier. All policies of insurance to be provided by Tenant shall contain a provision (to the extent legally permitted) that the insurance company shall give Landlord thirty (30) days’ written notice in advance of (1) any cancellation or non-renewal of the policy, (2) any reduction in the policy amount, and (3) any deletion of additional insureds.
12.2. MUTUAL RELEASES. (a) To the extent that the coverage of their respective insurance policies are not adversely affected, Landlord and Tenant release each other and their respective officers, directors, employees, and agents from any claims for loss or damage to any person or property on the Leased Premises which is caused by or which results from risks insured against under insurance policies carried by Landlord or Tenant and in force at the time of any such loss or damage. The foregoing release shall not apply to property losses or damages in excess of policy limits or to losses or damages not covered by insurance due to a deductible clause in the policy.
12.3. HOLD HARMLESS. (a) Landlord shall not be liable for and Tenant will indemnify and save harmless Landlord of and from all fines, suits, claims, demands, losses and actions (including attorney’s fees) for any injury to person or damage to or loss of property on or about the Leased Premises caused by the gross negligence or willful misconduct of, or breach of this Lease by, Tenant, its employees, invitees or other persons entering the Leased Premises, the Office Building, or the parking areas under express or implied invitation of Tenant, or arising out of Tenant’s use of the Leased Premises but only to the extent insurance payable to Landlord as a result of such injury or damage is not sufficient to satisfy Landlord’s losses or claims against it. Tenant shall not be liable for and Landlord will indemnify and save harmless Tenant of and from all fines, suits, claims, demands, losses and actions (including attorney’s fees) for any injury to person or damage to or loss of property on or about the Leased Premises caused by the gross negligence or willful misconduct of, or breach of this Lease by, Landlord, its employees, invitees or other persons entering the Leased Premises, the Office Building, or the parking areas under express or implied invitation of Landlord, or arising out of Landlord’s use of the Leased Premises but only to the extent insurance payable to Tenant as a result of such injury or damage is not sufficient to satisfy Tenant’s losses or claims against it. Landlord shall not be liable or responsible for any loss or damage to any property or death or injury to any person occasioned by theft, fire, act of God, public enemy, criminal conduct of third parties, injunction, riot, strike, insurrection, war, court order, requisition or other action by any governmental body or authority, by other tenants of the Office Building or any other matter beyond the control of Landlord.
(b) Landlord’s liability to Tenant for any default by Landlord under the Lease or for any other claim arising out of Tenant’s occupancy, possession or use of the Leased Premises shall be limited to Landlord’s interest in the Property, and Tenant agrees to look solely to Landlord’s interest in the Property for the recovery of any judgement from Landlord, it being agreed by Tenant that neither Landlord nor any shareholder, officer or director of Landlord shall be personally liable for any such liability, judgment or deficiency.
(c) This paragraph 12.3 shall survive any expiration or earlier termination of this Lease for a period not to exceed two (2) years during which time any and all claims hereunder must be asserted.
13.1. ALTERATIONS BY TENANT. Tenant may not make any alterations, improvements, door lock changes, or other modifications of any kind to the Leased Premises without Landlord’s written consent. “Alterations” include but are not limited to improvements glued, screwed, nailed, or otherwise permanently attached to the Office Building, structural changes, roof and wall penetrations, and all plumbing, electrical, and HVAC changes. Requests for Landlord’s approval shall be in writing and shall be detailed to Landlord’s reasonable satisfaction. The foregoing shall be done only by Landlord’s contractors or employees or by third parties approved by Landlord in writing. Tenant shall pay in advance for any requested alterations, improvements, lock changes, or other modifications which are approved and performed by Landlord. If same are performed by Tenant with Landlord’s permission, Tenant shall not allow any liens to be placed against the Office Building as a result of such additions or alterations. Alterations, improvements, and modifications done at Tenant’s request shall comply with all applicable laws. Changes in Tenant’s alterations or improvements which may be later required by governmental action shall also be paid for by Tenant.
14.1. REMOVAL OF PROPERTY BY TENANT. Tenant may remove its trade fixtures, furniture, and equipment only if (1) such removal is made prior to the end of the lease term, (2) Tenant is not in default under this lease at time of removal, and (3) such removal is not in anticipation of an early move-out prior to the end of the lease term. Tenant shall pay all costs of removal. Tenant shall have no rights to property remaining on the Leased Premises after move-out and all such property shall be conclusively presumed to have been abandoned by Tenant and title to such property shall pass to Landlord under this Lease as in a bill of sale. Tenant may not remove any alterations as defined in paragraph 13.1 or improvements such as wall-to-wall carpeting, book shelves, window coverings, drapes, cabinets, paneling, counters, kitchen or break room built-ins, shelving, wall covering, and anything else attached to the floor, walls, or ceilings. If Landlord requests in writing, Tenant shall, immediately prior to moving out, remove any alterations, fixtures, equipment, and other property installed by Tenant. Tenant shall pay for cleaning or repairing damage caused by Tenant’s removal of any property.
15.1. SUBLETTING AND ASSIGNMENT. Tenant may not sublet, assign, pledge, or mortgage this lease and may not grant licenses, commissions, or other rights of occupancy to all or any part of the Leased Premises without Landlord’s prior written approval, which shall not be unreasonably withheld or delayed. Sale, transfer, or merger of the majority of the voting shares or voting partnership interests in Tenant (if a corporation or partnership) shall be considered an assignment; likewise for issuance of treasury stock or admission of a new general partner. However, if Landlord gives such approval, Landlord shall be entitled to (1) the excess between Tenant’s rental per square foot under the lease and the rental per square foot under the sublease or assignment, and (2) any other consideration flowing directly or indirectly from the subtenant or assignee to Tenant or Tenant’s agents provided that Tenant shall be entitled to deduct from the sum of (1) and (2) an amount equal to Tenant’s actual reasonable out of pocket expenses paid to third parties in connection with the assignment or sublease including construction, commission and legal expenses. The foregoing is in consideration of additional management performed or to be performed by Landlord under such sublease or assignment. In addition to the foregoing, Landlord may charge Tenant a one-time fee equal to one month’s lease rental for such additional administrative, investigative, and management services. Violation of this lease by subtenants or assignees shall be deemed a violation by Tenant. Approval by Landlord of any sublease or assignment shall not release Tenant from any obligation under this lease and shall not constitute approval for subsequent subletting or assignment. Subtenants or assignees shall be liable for all of Tenant’s obligations under this lease unless otherwise specified in writing. Upon default by Tenant any subtenant shall pay all sublease rentals and other sums due Landlord, direct to

Landlord, to be credited against sums owed to Landlord by Tenant under this lease. Unless otherwise agreed in writing, no sublease or assignment shall be valid unless (1) a copy of this lease is attached thereto, (2) the subtenant or assignee agrees in writing to be liable for all of Tenant’s obligations under this lease, and (3) Landlord’s written approval is attached to the sublease or assignment.
16.1. DESTRUCTION BY FIRE OR OTHER CASUALTY. (a) Total destruction, rent abatement, and restoration. If Tenant’s Office Space is totally damaged by fire or other casualty so that it cannot reasonably be used by Tenant and if this lease is not terminated as provided in subparagraph (d) below, there shall be a total abatement of Tenant’s rent and Tenant’s obligation to pay Office Building Operating Expenses until Tenant’s Office Space is restored by Landlord and Tenant.
(b) Partial destruction, rent abatement, and restoration. If Tenant’s Office Space is partially destroyed or damaged by fire or other hazard so that it can be only partially used by Tenant for the purposes allowed in this lease and if this lease is not terminated as provided in subparagraph (d) below, there shall be a partial abatement of Tenant’s rent and Tenant’s obligation to pay Office Building Operating Expenses which fairly and reasonably corresponds to the time and extent to which Tenant’s Office Space cannot reasonably be used by Tenant.
(c) Restoration. Landlord’s obligation to restore shall be limited to the condition of the Leased Premises as constructed by Landlord or as otherwise delivered to Tenant by Landlord on the commencement date . Landlord shall proceed with diligence to restore the Leased Premises to its condition on the commencement date. Landlord shall not be liable for or responsible for repair or replacement of furniture, fixtures or equipment placed on the Leased Premises by Tenant. During restoration, Tenant shall continue business to the extent practical in Tenant’s reasonable judgment. Notwithstanding the foregoing, in the event any mortgagee under a deed of trust, security agreement or mortgage on the Office Building should require that any insurance proceeds be used to retire mortgage debt, Landlord shall not be required to rebuild and this Lease shall terminate effective on the date of such casualty.
(d) Lease termination. If Tenant’s Office Space or the Office Building is so badly damaged that restoration and repairs cannot be completed within one hundred eighty (180) days after the fire or casualty, then this lease may be terminated by Landlord or Tenant as of the date of the destruction by Landlord by serving written notice upon the other party. Termination notice must be delivered within 30 days after the casualty. In the event neither Landlord nor Tenant elects to terminate the Lease, Landlord shall be obligated to restore the Leased Premises pursuant to subparagraph (c) above.
17.1. CONDEMNATION. If any part of Tenant’s Office Space is taken by condemnation or by deed in lieu of condemnation by any governmental authority, this lease shall terminate one day prior to such taking. If any part of the Office Building’s parking building is so taken, Tenant’s right to use such portion shall terminate one day prior to such taking; and Tenant’s rent shall be reduced only to the extent that such partial taking reduces the fair market value of Tenant’s Office Space. Landlord shall pay all costs associated with construction reasonably necessary to render the Leased Premises usable for Tenant’s permitted purposes after such partial taking. All compensation awarded for any partial or total taking of the Property shall be the property of Landlord. If Landlord has received written notice of intent to condemn, Tenant shall upon ten (10) days written request by Landlord execute an acknowledgement that the lease terminates one day prior to the condemnation or deed in lieu of condemnation and that Tenant claims no interest in the condemnation award. Landlord shall have no interest in any monies paid by the condemning authorities to Tenant for Tenant’s leasehold estate, moving costs or for the other personal property within the Leased Premises (excluding leasehold improvements) if a separate award for such items is made to Tenant.
18.1. DEFAULT BY LANDLORD. If Landlord fails to perform any of its obligations hereunder within thirty (30) days following written notice from Tenant specifying such failure, or if such failure cannot reasonably be cured within said thirty (30) days and Landlord fails to diligently prosecute the curing of such failure until completion, then Tenant’s exclusive remedy shall be an action for damages.
19.1. DEFAULT BY TENANT. If Tenant defaults, Landlord shall have any or all remedies set forth below.
(a) Definition of default. The occurrence of any of the following shall constitute a default by Tenant: (1) failure to pay rent or any other sum due by Tenant under this lease; (2) failure to vacate on or before the last day of the lease term, renewal term, or extension period; (3) failure to pay rent in advance on a daily basis in the event of unlawful holdover by Tenant; (4) unauthorized early move-out or notice of same as set forth below; (5) acquisition of Tenant’s interest in the lease by a third party by judicial or non-judicial process; or (6) failure to comply with any other provision of the lease (including rules). However, Tenant shall not be in default under subclause (6) above if Tenant promptly commences to cure such noncompliance and diligently proceeds in good faith to cure same after receiving written notice of such default.
(b) Door Locks. If Tenant is in default for nonpayment of rent or other sums due and if Tenant fails to pay same in full within three (3) days after Landlord delivers to Tenant or to Tenant’s Office Space written demand or notice of nonpayment, then Landlord shall be entitled to change or modify door locks on all entry doors of Tenant’s Office Space until all such sums are paid in full; provided, however, Landlord shall immediately thereafter post a notice on the primary entry door to Tenant’s Office Space, stating that Landlord has expressed such lockout rights. No other notice requirements or lockout laws shall apply. Landlord’s right to modify or change locks shall occur automatically and without notice if Tenant’s rent is accelerated under subparagraph (e) below, relating to unlawful early move-out. If Tenant moves out or abandons Tenant’s Office Space for ten (10) consecutive days, Landlord may permanently change the locks without notice to Tenant, and Tenant shall not be entitled to a key or to reentry.
(c) Utilities and services. If Tenant is in default for nonpayment of rent or other sums due and if Tenant fails to pay same in full within three (3) days after Landlord hand delivers to Tenant or to Tenant’s representative written notice of Landlord’s intent to terminate utilities or services which are furnished by Landlord, then Landlord may terminate such utilities or services after such three (3) day notice period, without further notice. Landlord’s right to terminate such utilities or services shall occur automatically and without notice if Tenant’s rent is accelerated under subparagraph (e) below, relating to unlawful early move-out.
(d) Acceleration after notice of rental delinquency. If Tenant is in default for nonpayment of rent or other sums due and if Tenant fails to pay same in full within three (3) days after Landlord delivers to Tenant or to Tenant’s Office Space a written notice of Landlord’s intent to accelerate, then all rent for the remainder of the lease term shall be accelerated, due, and delinquent at the end of such three (3) day notice period without further demand or notice. Such acceleration rights are in consideration of the rentals for the entire term being payable in monthly installments rather than in one lump sum at the beginning of the lease term. If Tenant has already vacated the Leased Premises, notice of acceleration may be delivered to Tenant pursuant to paragraph 29.1. Liability for additional rents accruing in the future (over and above any Base Rents) shall not be waived by such acceleration.
(e) Acceleration upon early move-out. If Tenant is lawfully evicted, or if Tenant moves out or gives verbal or written notice (in person or by an employee or agent) of intent to move-out prior to the end of the lease term without the rent being paid in full for the entire remainder of the lease term or renewal or extension period or without prior written consent of Landlord, all remaining rents for the remainder of the lease term shall be accelerated immediately and automatically, without demand or notice. Such accelerated rents shall be due and delinquent without notice before or after such acceleration. Such acceleration shall occur even if the rent for the current month has been paid in full.
(f) Termination of possession. If Tenant is in default as defined in subparagraph (a) above and if Tenant remains in default for three (3) days after Landlord gives notice of such default to Tenant, or if Tenant abandons the Leased Premises, Landlord may (with or without demand for performance) terminate Tenant’s right of possession by giving one day’s written notice to vacate; and Landlord shall be entitled to immediate possession without termination of Tenant’s obligations under the lease. Landlord’s repossession shall not be considered an election to terminate this lease unless written notice of such intention to terminate is given to Tenant by Landlord. Repossession may be by voluntary agreement or by eviction lawsuit. Commencement of an eviction lawsuit shall not preclude other Landlord remedies under this lease or other laws.
(g) Reletting costs. if Tenant is in default as defined in subparagraph (a) above and if Landlord terminates Tenant’s right of possession without terminating this lease, Tenant shall pay upon Landlord’s demand the following: (1) all costs of reletting (which in no event shall be less than one month’s rent), including leasing commissions, rent concessions (whether in the form of assuming or buying out lease remainders elsewhere, free rent for a period of time, or reduced rental rates), utilities during the vacancy, advertising costs, administrative overhead, and all costs of repair, remodeling, or redecorating for replacement tenants in Tenant’s Office Space, (2) all rent and other indebtedness due from Tenant to Landlord through the date of termination of Tenant’s right of possession, and (3) all rent and other sums required to be paid by Tenant during the remainder of the entire lease term, subject to the acceleration paragraphs above.

(h) Termination of Lease. Landlord may terminate this lease (as contrasted to termination of possession rights only) upon default by Tenant or at any time after Landlord’s lawful re-entry or repossession following default by Tenant. Landlord’s agents have authority to terminate the Lease only by written notice given pursuant to paragraph 29.1.
(i) Re-Entry, Waiver and Damages. No re-entry or taking possession of the Leased Premises by Landlord shall be construed as an election on its part to terminate this lease, unless a written notice of such intention is given to Tenant. Notwithstanding any such reletting or re-entry or taking possession, Landlord may at any time thereafter elect to terminate this lease for a previous default. Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rent due to Landlord hereunder or of any damages occurring to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. Landlord’s acceptance of rent following an event of default hereunder shall not be construed as Landlord’s waiver of such event of default. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or default. The loss or damage that Landlord may suffer by reason of termination of this lease or the deficiency from any reletting as provided for above shall include the expense of repossession and any repairs or remodeling undertaken by Landlord following repossession. Should Landlord at any time terminate this lease for any default, in addition to any other remedy Landlord may have, Landlord may recover from Tenant all damages Landlord may incur by reason of such default, including the cost of recovering the Leased Premises and the loss of rental for the remainder of the lease term. Landlord shall have no obligation to mitigate damages, except for as required by Texas law.
20.1. LIEN FOR RENT. Tenant gives to Landlord a contractual lien on all of Tenant’s property which may be found on the Leased Premises to secure payment of all monies and damages owed by Tenant under the Lease. Such lien also covers all insurance proceeds on such property. Tenant shall not remove such property while rent or other sums remain due and unpaid to Landlord and such property shall not be removed until all Tenant’s obligations under the Lease have been complied with. This lien is in addition to Landlord’s statutory lien under Section 54.021 of the Texas Property Code. If Tenant is in default for nonpayment of rent or any other sums due by Tenant, Landlord’s representatives may peacefully enter the Leased Premises and remove and store all property. If Landlord removes any property under this lien, Landlord shall leave the following information in a conspicuous place inside Tenant’s Office Space: (1) written notice of exercise of lien, (2) a list of items removed, (3) the name of Landlord’s representative who removed such items, and (4) the date of such removal. Landlord shall be entitled to reasonable charges for packing, removing, or storing abandoned or seized property, and may sell same at public or private sale (subject to any properly recorded chattel mortgage or recorded financing statement) after 30 days’ written notice of time and place of sate is given to Tenant by certified mail, return receipt requested. Upon request by Landlord, Tenant shall acknowledge the above lien rights by executing a UCC-1 form or similar form reflecting same. Upon Tenant’s request Landlord shall subordinate its liens against Tenant’s property to a third party lien holder with a first lien against such property.
21.1. ATTORNEY’S FEES, INTEREST, AND OTHER EXPENSES. If Tenant or Landlord is in default and if the nondefaulting party places the Lease in the hands of an attorney in order to enforce lease rights or remedies, the nondefaulting party may recover reasonable attorney’s fees from the defaulting party even if suit has not been filed. In any lawsuit enforcing lease rights, the prevailing party shall be entitled to recover reasonable attorney’s fees from the nonprevailing party, plus all out-of-pocket expenses. Ail delinquent sums due by Landlord or Tenant shall bear interest at the maximum lawful rate of interest, compounded annually, from date of default until paid, plus any late payment fees. Late payment fees as set forth in paragraph 3.2 shall be considered reasonable liquidated damages for the time, trouble, inconvenience, and administrative overhead expense incurred by Landlord in collecting late rentals, such elements of damages being uncertain and difficult to ascertain. Late payment fees shall not be liquidated damages for attorney’s fees or for Landlord’s loss of use of such funds during the time of delinquency.
22.1. NONWAIVER. The acceptance of monies past due or the failure to complain of any action, nonaction, delayed payment, or default, whether singular or repetitive, shall not constitute a waiver of rights or obligations under the Lease. Landlord’s or Tenant’s waiver of any right or any default shall not constitute waiver of other rights, violations, defaults, or subsequent rights, violations, or defaults under this Lease. No act or omission by Landlord or Landlord’s agents shall be deemed an acceptance of surrender by Tenant of the Leased Premises, and no agreement by Landlord to accept a surrender of the Leased Premises shall be valid unless it is in writing and signed by a duly authorized agent of Landlord.

23.1. COMPLIANCE WITH LAWS. Landlord and Tenant shall each comply with all laws, ordinances, rules and regulations (state, federal, municipal and other agencies or bodies having any jurisdiction hereof, relating to the use, condition or occupancy of the Office Building and the Leased Premises.) If the Americans With Disabilities Act of 1990 (the “ADA”) now or hereafter applies to the Leased Premises, Tenant will, at its sole cost and expense, be responsible for (a) complying with all aspects of the ADA governing design or construction of any improvements or alterations to the Leased Premises now or hereafter made by Tenant and (b) comply with all other aspects of the ADA applicable to Tenant’s business upon the Leased Premises. If the ADA now or hereafter applies to the Office Building of which the Leased Premises are a part, Landlord shall, at its sole cost and expense, be responsible for (i) compliance with all aspects of the ADA governing design or construction of any improvements or alterations to the Office Building (other than the Leased Premises) now or hereafter made by Landlord, and (ii) compliance with all other aspects of the ADA applicable to the Office Building (other than the Leased Premises). Each party (for purposes of this paragraph (“Indemnitor”) hereby agrees to indemnify and hold harmless and defend the other, its directors, officers, employees, volunteers, and agents from and against any and ail claims, suits, damages, fines, penalties, liabilities, and expenses (including reasonable attorneys’ fees and other related charges of outside counsel) resulting from or arising out of or in connection with any failure by the Indemnitor to comply with its obligations pursuant to this paragraph. In the event either party fails to comply with the provisions of this Section 23.1 and such failure continues for a period of thirty (30) days following delivery of written notice from the other party, such failure shall constitute an event of default under this Lease, but shall not entitle the non-defaulting party to pursue any special cause of action, remedies or damages under the ADA.
23.2 COMPLIANCE WITH RULES OF OFFICE BUILDING. Tenant will comply with the rules of the Office Building adopted by Landlord which are set forth in Exhibit F-2 attached hereto. Separate parking rules are contained in Exhibit F-1. Landlord shall have the right, if necessary, to change such rules and regulations or amend them in any reasonable manner and for preservation of good order therein, all of which changes and amendments will be sent by Landlord to Tenant in writing and shall be thereafter carried out and observed by Tenant. Tenant shall further be responsible for the compliance with such rules and regulations by its employees, servants, authorized agents, visitors and invitees.
24.1. TRANSFER OF OWNERSHIP BY LANDLORD. If Landlord transfers ownership of the Property (other than as security for a mortgage) and if Landlord has delivered to the transferee all of Tenant’s security deposits and any prepaid rents, Landlord shall be released from all liability under the Lease; and such transferee shall become liable as Landlord. Such right to be released of liability shall accrue to subsequent owners only if such transfer is in good faith and for consideration.
25.1. GROUND LEASES; MORTGAGES. (a) This Lease is subject and subordinate to all present and future ground and underlying leases of the Property and to the lien of any mortgages or trust deeds, now or hereafter enforced against the Property, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds. Tenant shall simultaneously with the execution hereof execute a Subordination, Non-Disturbance and Attornment Agreement in the form attached hereto as Exhibit L. In the event of execution by Landlord after the date of this Lease of any mortgage, deed of trust, security instrument, ground or primary lease, renewal, replacement or extension, Tenant agrees to execute a Subordination, Non-Disturbance and Attornment Agreement with the holder thereof in the form attached hereto as Exhibit L.
     This Lease is further subject and subordinate to: (x) all applicable ordinances of the city of San Antonio and all easements, franchises, and other interests or rights upon, across or pertinent to the Property; and (y) all utility easements and agreements.
(b) Notwithstanding the generality of the foregoing provisions of paragraph 25.1 (a) above, any such mortgagee or ground or primary lessor shall have the right at any time to subordinate any such ground or primary leases or such deeds of trusts, mortgages or other security instruments to this Lease on such terms and subject to such conditions as such ground or primary lessor or such mortgagee may consider appropriate in its discretion. At any time, before or after the institution of any proceedings for the foreclosure of any such deed of trusts, mortgages or any other security instruments or sale of the Property under any such deeds and trusts, mortgages, or other security instruments, or termination of any ground or primary lease, Tenant shall attorn to such ground or primary lessor or such purchaser upon any sale or the grantee under a deed in lieu of foreclosure and shall recognize any such ground or primary lessor, purchaser or grantee as Landlord under this Lease. The agreement of Tenant to attorn contained in the immediately preceding sentence shall survive any such termination of ground or primary lease, foreclosure sale, trustee sale or conveyance in lieu thereof. Tenant shall upon demand at any time, before or after such termination of ground or primary lease, foreclosure sale, trustee sale or conveyance in lieu thereof, execute, acknowledge and deliver to Landlord’s mortgagee or the ground or primary lessor as, the case may be, any written instruments or certificates evidencing such attornment as Landlord’s mortgagee or ground or primary lessor may be reasonably require.
26.1. SURRENDER OF PREMISES. When Tenant moves out, Tenant shall surrender Tenant’s Office Space in the same condition as on the date of lease commencement by Tenant (as changed or improved from time to time in accordance with this lease), less ordinary wear and shall return all keys and/or access cards. Removal of property from the Leased Premises is subject to paragraph 14.1 above.
27.1. HOLDING OVER. If Tenant remains in possession of the Leased Premises after the expiration or mutually-agreed termination date of the Lease, without the execution by Landlord and Tenant of a new lease or a renewal or extension of the Lease, then (1) Tenant shall be deemed to be occupying the Leased Premises as a tenant-at-sufferance on a daily basis, subject to all obligations of the Lease, (2) Tenant shall pay rent daily for the entire holdover period at a daily rate equal to 175% of the last monthly payment of Base Rent plus Additional Rent divided by thirty (30), (3) Tenant shall be subject to all other remedies of Landlord as provided in paragraph 19.1, (4) Tenant shall indemnify Landlord and/or prospective tenants for damages, including lost rentals, storage expenses, and attorney’s fees, and (5) at Landlord’s sole option, Landlord may extend the Lease term for a period of one month at the then current rental rates for the Office Building, as reasonably determined by Landlord, by delivering written notice to Tenant or to Tenant’s Office Space while Tenant is holding over. Holdover rents shall be immediately due on a daily basis and delinquent without notice or demand; and the prior written notice and waiting period requirements of this Lease shall not be necessary in order for Landlord to exercise remedies thereunder.
28.1. SIGNS AND BUILDING NAME. Except for standard suite signage and Office Building directory listings, there shall be no signs, symbols, or identifying marks on or in the Office Building, halls, elevators, staircases, entrances, parking areas, landscape areas, doors, walls, or windows without prior written approval of Landlord. All signs or lettering shall conform to the sign and lettering criteria established by Landlord. Unless otherwise stated in the rules, suite signage and Office Building directory changes shall be done exclusively by Landlord and at Tenant’s expense. Landlord may remove all unapproved signs without prior notice to Tenant and at Tenant’s expense. Landlord may at any time change the name of the Office Building upon fifteen (15) days’ written notice to Tenant.
28.2. TENANT FINANCIAL STATEMENTS. Prior to execution of the Lease and thereafter from time to time (but not more frequently than two (2) times per twelve (12) month period), Tenant shall, upon written request, furnish to Landlord a current statement of Tenant’s financial condition in a form reasonably satisfactory to Landlord. All financial statements shall be originally signed by Tenant or Tenant’s certified public accountant. Tenant may satisfy the requirements of this Section 28.2 by providing Landlord with a copy of Tenant’s financial statements for Tenant’s most recently ended fiscal year.
29.1. NOTICES. Whenever notice is required or permitted under this lease, such notice shall be in writing and shall be either (a) delivered personally to the party being notified, (b) delivered to or inside such party’s mailing address, or (c) delivered at such party’s mailing address by certified mail, return receipt requested, postage prepaid. The mailing address of Landlord shall be the address to which Tenant normally mails or delivers the monthly rent unless Landlord notifies Tenant of a different address in writing. The mailing address of Tenant shall be Tenant’s Office Space under this lease. However, if Tenant moves out, it shall be Tenant’s last address known by Landlord. Hand delivered notice is required only when expressly required in the Lease. Notice by noncertified mail is sufficient if actually received by the addressee or an employee or agent of addressee. The term “notice” shall be inclusive of notices, billings, requests, and demands.
30.1. ESTOPPEL CERTIFICATES. From time to time, upon seven (7) days’ prior written request from Landlord, Tenant shall execute and deliver to Landlord the estoppel certificate attached as Exhibit G. The form in Exhibit G may be changed as reasonably required by a prospective purchaser or lender. If any statement in the estoppel certificate form is contrary to the facts existing at the time of execution of such form, Tenant may correct same before signing. The estoppel certificate may be conclusively relied upon by Landlord and by any prospective lienholder or purchaser of the Leased Premises. If Tenant fails to comply with the foregoing by the end of such seven (7) day period, it shall be conclusively presumed that (1) this Lease is in full force and effect without any subleases or assignments and is unamended or modified except for amendments verified by affidavit of Landlord to the prospective lienholder or purchaser, (2) no rents, or other charges except for security deposits, have been prepaid, (3) the statements contained in the estoppel certificate form (Exhibit G) are correct, (4) there are no uncured defaults by Landlord, (5) Tenant has no right of offset or rescission, and (6) any prospective purchaser or lienholder may conclusively rely on such silence or noncompliance by Tenant and may conclusively assume no Landlord defaults within the 120 days preceding Tenant’s receipt of Landlord’s request for an estoppel certificate.
31.1. SUCCESSORS. This Lease shall bind and inure to the benefit of the parties, any guarantors of this Lease, and their respective successors and assigns.
31.2. LEASING AGENT COMMISSIONS. No leasing commission shall be due by Landlord to any leasing agent unless in writing. Commission agreements executed by Landlord shall be binding on subsequent Property owners if the tenant of the Lease in question is in possession at the time of transfer of Property ownership.
32.1. BUILDING OPERATING EXPENSES. In addition to the monthly Base Rent in paragraph 2.1, Tenant shall pay Additional Rent on a monthly basis, equivalent to Tenant’s prorata share of actual Office Building Operating Expenses as per Exhibit C.
33.1. REPRESENTATIONS AND WARRANTIES BY LANDLORD. Landlord warrants that Landlord has full right to enter into this Lease. Landlord’s duties and warranties are limited to those expressly stated in this Lease and shall not include any implied duties or implied warranties, now or in the future. No representations or warranties have been made by Landlord other than those expressly contained in this Lease.
34.1. REPRESENTATIONS AND WARRANTIES BY TENANT. Tenant warrants to Landlord that (1) the financial statements of Tenant heretofore furnished to Landlord are true and correct to the best of Tenant’s knowledge, (2) there has been no significant adverse change in Tenant’s financial condition since the date of the financial statements, (3) the financial statements fairly represent the financial condition of Tenant upon those dates and at the time of execution hereof, (4) there are no delinquent taxes due and unpaid by Tenant, and (5) Tenant and none of the officers or partners of Tenant (if Tenant is a corporation or partnership) have ever declared bankruptcy. Tenant warrants that Tenant has disclosed in writing to Landlord all lawsuits pending or threatened against Tenant, and Tenant has made no material misrepresentation or material omission of facts regarding Tenant’s financial condition or business operations. All financial statements must be dated and signed by Tenant or Tenant’s certified public accountant. Tenant acknowledges that Landlord has relied on the above information furnished by Tenant to Landlord and that Landlord would not have entered into this lease otherwise.
35.1. PLACE OF PERFORMANCE. Unless otherwise expressly stated in this lease, all obligations under this lease, including payment of rent and other sums due, shall be performed in San Antonio, Texas, at the address designated from time to time by Landlord.
36.1. MISCELLANEOUS. This Lease contains the entire agreement of the parties. No other written or oral promises or representations have been made, and none shall be binding. This Lease supersedes and replaces any previous Lease between the parties on Tenant’s Office Space, including any renewals or extensions thereunder. Except for reasonable changes in written rules, this Lease shall not be amended or changed except by written instrument, signed by both Landlord and Tenant, Landlord’s agents do not and will not have authority to (1) make exceptions, changes or amendments to this Lease, or factual representations not expressly contained in this Lease, (2) waive any right, requirement, or provision of this Lease, or (3) release Tenant from all or part of this Lease, unless such action is in writing. Multiple tenants shall be jointly and severally liable under this Lease. Notices, requests, or agreements to, from, or with one of multiple tenants shall be deemed to be to, from, or with all such Tenants. Under no circumstances shall Landlord or Tenant be considered an agent of the other. The Lease shall not be construed against either party more or less favorably by reason of authorship or origin of language. Texas law applies. If any date of performance or exercise of a right ends on a Saturday, Sunday, or state holiday, such date shall be automatically extended through the next business day. Time is of the essence; and all performance dates, time schedules, and conditions precedent to exercising a right shall be strictly adhered to without delay except where otherwise expressly provided, if any provision of this Lease is invalid under present or future laws, the remainder of this Lease shall not be affected.

37.1. GUARANTY. This Lease is not guaranteed by others. The names and titles of any guarantors are shown on the signature page(s) at the end of this Lease. The specific obligations of such guarantors, if any, shall be pursuant to attached Exhibit H entitled “Lease Guaranty”. Such guaranty shall continue and shall be unaffected by any modification or amendment to this lease or any renewal or extension thereof. The signature requirements and corporate resolution requirements for any guarantors shall conform to the requirements for Tenants in paragraph 39.1 below.
37.2. SPECIAL CONDITIONS. Additional provisions of this lease are set forth in Exhibit “J”.
38.1. EXHIBIT LIST. The exhibits attached to this lease are listed below. All exhibits are a part of this lease except for those which have been lined out or which have been shown below as omitted.

Exhibit A	Floor Plan of Tenant’s Office Space (paragraph 1.1)

Exhibit B	Legal Description of Office Building (paragraph 1.1)

Exhibit C	Building Operating Expense Passthrough Calculations (paragraphs 2.1 and 32.1)

Exhibit D	Acknowledgement of Lease (paragraph 4.2)

Exhibit E	Construction by Landlord (paragraph 5.1)

Exhibit F-1	Parking Rules (paragraphs 9.2 and 23.1)

Exhibit F-2	Building Rules (paragraph 23.1)

Exhibit G	Estoppel Certificate (paragraph 30.1)

Exhibit H	Diagram depicting location of Tenant’s reserved parking spaces (paragraph 9.2)

Exhibit I	Corporate Resolution Authorizing Lease or Guaranty (paragraphs 37.1 and 39.1)

Exhibit J	Special Conditions (paragraph 37.2)

Exhibit K	Plans and Specifications for improvements to Tenant’s Office Space (Exhibit E)

Exhibit L	Subordination, Non-Disturbance and Attornment Agreement (paragraph 25.1)

Exhibit M	Cleaning Specifications (paragraph 7.1(c))
39.1.TENANT SIGNATURE REQUIREMENTS. Tenant is a corporation. Such corporation is organized or chartered under the laws of the State of TEXAS. Tenant’s name stated at the beginning of this Lease (__) is or (X) is not an assumed name. If so, an assumed name certificate has been or will be filed by Tenant in Bexar County, Texas or with the Texas Secretary of State’s Office in Austin, Texas, whichever is appropriate. Tenant shall disclose to Landlord the names and addresses of all partners or venturers of Tenant if Tenant is a partnership or joint venture. If Tenant or Guarantor is a corporation, corporate resolutions shall be executed on the form in Exhibit I.
39.2. LEASE DATE AND AUTHORITY TO SIGN. This lease has been executed effective this                      day of                     , 1997. The names and signatures of all parties are shown below; and ail persons signing have been duly authorized to sign.

LANDLORD:

MEDICAL PLAZA PARTNERS, LTD.,
a Texas limited partnership

By:	ORION PARTNERS MEDICAL PLAZA, LTD.,
a Texas limited partnership, its General Partner

	By:	ORION PARTNERS, INC., a Texas
corporation, its General Partner

		By:	/s/ [ILLEGIBLE]

Name: [ILLEGIBLE]
Title: SR. V.P.

TENANT:

PAN AMERICAN ACCEPTANCE CORPORATION

By:	/s/ Don Cangelosi

Name:	Don Cangelosi
Title:	PRESIDENT

EXHIBIT A
(Page 1 of 2 Pages)
FLOOR PLAN OF TENANT’S OFFICE SPACE
(see paragraph 1.1 of lease)
The parties agree that the floor plan below is a true and correct diagram of Tenant’s office space referred to in paragraph 1.1. and reflects 17,082 square feet of Rentable Area and 15,324 square feet of Usable Area.

LEVEL 14 -
Suite 1400

INSITE ARCHITECTS, INC.

ONE TECHNOLOGY CENTER

EXHIBIT A
(Page 2 of 2 Pages)
FLOOR PLAN OF TENANT’S OFFICE SPACE
(see paragraph 1.1 of lease)
The parties agree that the floor plan below is a true and correct diagram of Tenant’s office space referred to in paragraph 1.1. and reflects 17,082 square feet of Rentable Area and 15,324 square feet of Usable Area.

LEVEL 12 -
Suite 1225

INSITE ARCHITECTS, INC.

ONE TECHNOLOGY CENTER

EXHIBIT B
LEGAL DESCRIPTION OF OFFICE BUILDING
by lot, block, subdivision, and county or
by metes and bounds description
(See paragraph 1.1 of lease)
ALL THAT CERTAIN PARCEL OR TRACT OF LAND OUT OF THE MANUEL TEJEDA SURVEY NO. 89, CITY OF SAN ANTONIO, BEXAR COUNTY, TEXAS; BEING A PORTION OF LOT 1, BLOCK 1, N.C.B. 17108, OAK HILLS PARK, UNIT 10, A SUBDIVISION AS RECORDED IN VOLUME 9100, PAGE 228 OF THE DEED AND PLAT RECORDS OF BEXAR COUNTY, TEXAS; SAID LOT 1 BEING CONVEYED TO REALTY ALLIANCE OF TEXAS, LTD., MBANK WACO AND MBANK CORPUS CHRISTI BY AGREEMENT REGARDING CO-OWNERSHIP OF REAL PROPERTY AS RECORDED IN VOLUME 4724, PAGE 347 OF THE OFFICIAL PUBLIC RECORDS OF REAL PROPERTY OF BEXAR COUNTY, TEXAS; AND BEING MORE PARTICULARLY DESCRIBED BY METES AND BOUNDS AS FOLLOWS:
          BEGINNING at a 1/2” iron rod found on the northwest right-of-way line of John Smith Drive at the most easterly corner of the above-described Lot 1 for the most easterly corner and POINT OF BEGINNING of the herein described parcel;
          THENCE, with the northwest right-of-way line of John Smith Drive, S41 °53’58“W a distance of 266.79 feet to a 100D nail set for the most southerly corner of this parcel;
          THENCE, five (5) feet southwest of and parallel to the southwest edge of a concrete wall and extension thereof, N48°05’50“W a distance of 297.42 feet to a 100D nail set for an inside corner of this parcel;
          THENCE, five (5) feet southeast of and parallel to the southeast curb of an asphalt parking area, S41 °56’43“W a distance of 72.19 feet to a 10OD nail set for an outside corner of this parcel;
          THENCE, five (5) feet southwest of and parallel to the southwest curb of an asphalt parking area, N47°58’04“W a distance of 180.32 feet to a 100D nail set for an inside corner of this parcel;
          THENCE, five (5) feet southeast of and parallel to the southeast curb of an asphalt drive, S41°49’45“W a distance of 262.89 feet to a 100D nail set on the northeast right-of-way line of Babcock Road for an outside corner of this parcel;
          THENCE, with the northeast right-of-way line of Babcock Road, N48°16’08“W a distance of 35.77 feet to a 100D nail set for an outside corner of this parcel;
          THENCE, five (5) feet northwest of and parallel to the northwest curb of an asphalt drive, N41 °54’16“E a distance of 263.08 feet to a 100D nail set for an inside corner of this parcel;

          THENCE, five (5) feet southwest of and parallel to the southwest curb of an asphalt parking area and extension thereof, N47°58'04"W a distance of 157.66 feet to a 100D nail set on the northwest line of said Lot 1, for the most westerly corner of this parcel;
          THENCE, with the northwest line of said Lot 1, N41 °52'56"E a distance of 338.48 feet to a 1/2" rod found for the most northerly corner of this parcel;
          THENCE, with the northeast line of said Lot 1, S48°04'07"E a distance of 670.98 feet to the POINT OF BEGINNING, and containing 4.942 acres of land, more or less; and including
A 2.555-ACRE (111,274 SQUARE FEET) TRACT OF LAND OUT OF THE REMAINING PORTION OF LOT 20 N.C.B. 13663, OAK HILLS PARK, UNIT 10, AS RECORDED IN VOLUME 9100, PAGE 228, DEED AND PLAT RECORDS OF BEXAR COUNTY, TEXAS, SAID 2.555-ACRE TRACT OF LAND BEING MORE PARTICULARLY DESCRIBED BY METES AND BOUNDS AS FOLLOWS:
          BEGINNING at a found 1/2" iron pin on the northeast right-of-way line of Babcock Road (a dedicated 110 foot right-of-way) for a corner of this 2.555-acre tract, said corner also being S 45°26'21" E 152.17 feet from the intersection of the southeast right-of-way line of John Smith Drive (a dedicated 60-foot right-of-way) with the northeast right-of-way line of Babcock Road;
          THENCE, N 41°55'53" E 190.00 feet to a found 1/2" iron pin for a corner of this 2.555-acre tract, said corner also being the southeast corner of Lot 24, N.C.B. 13663 (ref: Volume 9523, Page 112, Deed and Plat Records of Bexar County, Texas);
          THENCE, N 48°04'07" W165.00 feet to a found 1/2" iron pin for the northwest corner of this 2.555-acre tract, said corner also being the northeast corner of the aforementioned Lot 24, on the southeast right-of-way line of John Smith Drive;
          THENCE, N 41 °55'53" E 237.44 feet along the southeast right-of-way line of John Smith Drive to a found 1/2" iron pin for the northeast corner of this 2.555-acre tract, said point also being the northwest corner of Lot 19, N.C.B. 13663;
          THENCE, S 48°04'07" E 249.00 feet along the common line of this 2.555-acre tract with the aforementioned Lot 19, and said point also being the northwest corner of Lot 16, N.C.B. 13663 (ref: Volume 9000, Page 158, Deed and Plat Records) and continuing S 47°58'53" E 151.00 feet along the common line of this 2.555-acre tract and the aforementioned Lot 16 to a found 1 /2" iron pin for the southeast corner of this 2.555-acre tract, said corner also being the southwest corner of Lot 16;
          THENCE, S 41 °55'53" W 237.21 feet to a found 1/2" iron pin for a corner;
          THENCE, N 48°04'07" W 150.00 feet to a found 1/2" iron pin for a corner;
          THENCE, S 41 °55'53" W 193.90 feet to a found 1/2" iron pin on the northeast right-of-way line of Babcock Road;
          THENCE, 45°26'21" W 85.09 feet along the northeast right-of-way line of Babcock Road to the POINT OF BEGINNING containing 2.555 acres.

EXHIBIT C
BUILDING OPERATING EXPENSE PASS THROUGH CALCULATIONS
(see paragraphs 2.1 and 32.1 of lease)
A. In the event that during the term hereof the Office Building Operating Expenses adjusted as necessary to reflect a 95% occupied Office Building during any Calendar Year shall exceed the Office Building Operating Expenses during the Base Year adjusted as necessary to reflect a 95% occupied Office Building, Lessee shall pay in addition to Base Rent as described in Paragraph 2,1 as Additional Rent its Proportionate Share of such excess. Notwithstanding anything to the contrary in this Lease, Office Building Operating Expenses shall be adjusted upward only with regard to those components of Office Building Operating Expenses that fluctuate with the occupancy level of the Office Building, including, without limitation, janitorial services, janitorial supplies, trash hauling, project maintenance, utilities (including, without limitation, water, sewer, and electricity), and management fees. The following components of the Office Building Operating Expenses shall be conclusively deemed not to fluctuate with the occupancy of the Office Building: property taxes and assessments, amortized capital improvement costs, insurance premiums, pest control, landscaping services, security services and costs associated with the operation and maintenance of the parking garage area. Landlord shall be entitled to include any and all other components of the Office Building Operating Expenses in the upward adjustment if Landlord reasonably determines that such an inclusion is appropriate based on the relationship of such components to the occupancy level of the Office Building.
B. As promptly as practical following the close of the Base Year and each Calendar Year thereafter, Lessor shall furnish to Lessee, in reasonable detail, a schedule of the Office Building Operating Expenses adjusted as necessary to reflect a 95% occupied Office Building for such year, including the Base Rent. Failure of Lessee to notify Lessor in writing of any objections to the schedule of Office Building Operating Expenses within thirty (30) days of receipt of the schedule by Lessee shall conclusively constitute acceptance by Lessee of such schedule. In the event of a timely objection by Lessee, Lessee shall have the right, at its expense and reasonable time, to review Lessor’s Office Building Operating Expense invoices or checks relating to the year for which such schedule was prepared. Lessor shall cause to be kept books and records showing Office Building Operating Expenses in accordance with an appropriate system of accounts and accounting practices consistently maintained. Notwithstanding the foregoing, should Lessor provide Lessee with an audited schedule of Office Building Operating Expenses certified by an independent certified public accountant, such schedule of Office Building Operating Expenses shall be deemed final and conclusive on Lessee.
C. At such time as Lessor delivers the schedule of Office Building Operating Expenses for a year other than the Base Year, Lessor shall deliver to Lessee a computation notice setting forth:
1) the adjustment for the Additional Rent, if any, due Lessor resulting from the Office Building Operating Expenses for the immediately preceding Calendar Year (“Lump Sum Adjustment”);
2) an adjustment in the monthly Base Rent for the current Calendar Year resulting from the Office Building Operating Expenses for the immediately preceding year (“Catch Up Adjustment”); and
3) an adjustment in the monthly Base Rent for the current Calendar Year based upon Landlord’s estimate of the increase in Office Building Operating Expenses for the current Calendar Year (“Estimate Adjustment”).

(a)	In determining the Lump Sum Adjustment for the immediately preceding Calendar Year:
(1)	a comparison shall be made between the Office Building Operating Expenses for such Calendar Year and the Office Building Operating Expenses for the immediately preceding Calendar Year; and

(2)	a credit against the Lump Sum Adjustment shall be provided Lessee for the Estimate Adjustment, if any, made by Lessee, attributable to such Calendar Year. Lessee shall pay in full the Lump Sum Adjustment attributable to the previous Calendar Year within thirty (30) days from receipt of the computation notice from Landlord.
(b)	In addition to the Lump Sum Adjustment, on the first day for the payment of a monthly Base Rent installment following the furnishing to Lessee of the computation notice for the immediately preceding Calendar Year, Lessee shall pay to Lessor an amount equal to
(1)	One-twelfth (1/12) of the Lump Sum Adjustment (prior credit for the Estimate Adjustment), multiplied by

(2)	the number of months of the lease term elapsed during the current Calendar Year.
(c)	Thereafter, commencing with the next due installment of monthly Base Rent for the current Calendar Year and continuing monthly thereafter, until a different computation notice is received by Lessee, the monthly Base Rent shall be increased by
(1)	an amount equal to one-twelfth (1/12) of the Lump Sum Adjustment (prior credit for the Estimate Adjustment, and

(2)	the Estimate Adjustment, if any.
D. in the event that Office Building Operating Expenses for a Calendar Year are less than Office Building Operating Expenses for the immediately preceding Calendar Year, and/or the Lump Sum Adjustment for any Calendar Year is less than the Estimate Adjustment for such year, Lessee shall receive a lump sum payment refunding such excess payments within one hundred twenty (120) days after the close of the Calendar Year:
E. Definitions:
(1)	“Base Year” shall mean Calendar Year 1997;

(2)	“Calendar Year” shall mean each calendar year or part thereof during the Term of this Lease;

(3)	“Proportionate Share” shall be the percentage calculated by dividing the Rentable Area of the Leased Premises by 95% of the Rentable Area of the Office Building;

(4)	(a) “Office Building Operating Expenses” shall mean Taxes and all cost of operation and maintenance of the Property of every kind and nature paid or incurred by Lessor in connection with the ownership, management, operation and repair of the Property, including but not limited to utility charges, sewerage charges, insurance premiums, management, janitorial and cleaning services, elevator services, licenses, permits and inspection fees, heating and cooling, maintenance and repairs, labor and supplies, but not including costs normally capitalized under generally accepted accounting principles, except for the costs of capital investment items that (i) are intended to primarily reduce operating costs for the Leased Premises or the Property as a whole or that (ii) are required by any governmental authority, provided that the cost of such capital improvements shall be included in the Office Building Operating Expenses only to the extent of the annual amortization of such cost over a period equal to the greater of (X) the remaining term of the Lease or (Y) the useful life of such improvement;

(5)	(b) The following are specifically excluded from the definition of Office Building Operating Expenses:
(i) repairs or other work occasioned by fire, windstorm or other casualty, the costs of which are reimbursed or reimbursable to Landlord by insurers or by governmental authorities in eminent domain;
(ii) leasing commissions, attorney’s fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with tenants, other occupants, or prospective tenants or other occupants of the Office Building;
(iii) costs incurred in renovating or otherwise improving or decorating or redecorating space for tenants or other occupants in the Office Building or vacant space in the Office Building;
(iv) costs of correcting defects in the construction of the Office Building (including latent defects in the Office Building) or in the Office Building equipment, except that for the purposes of this subparagraph, conditions resulting from ordinary wear and tear and use and not occasioned by construction defects shall not be deemed defects;
(v) Landlord’s costs of electricity and other services sold to tenants (other than electricity and other services to the common areas) for which Landlord is entitled to be reimbursed by tenants (whether or not actually collected by Landlord) as a separate additional charge or rental;
(vi) costs of a capital nature, including but not limited to, capital repairs, capital equipment and capital tools all in accordance with generally accepted accounting principles, consistently applied except as set forth in subparagraph E(4)(a) above;
(vii) expenses in connection with services or other benefits of a type which are not building standard but which are provided to another tenant or occupant, and the excess cost of any work or services performed for a facility furnished to any tenant of the Office Building to a greater extent or in a manner more favorable to such tenant than that performed for or delivered to Tenant;

(viii) costs incurred due to the violation by Landlord or any tenant of the terms and conditions of any lease pertaining to the Office Building or of any valid, applicable building code, regulation, or law or incurred due to the Office Building being in violation of any such code, regulation or law which exists as of the date construction of the Office Building commences;
(ix) overhead and profit increment paid to subsidiaries or affiliates of Landlord for services on or to the Office Building, to the extent that the costs of such services exceed competitive costs for such services rendered by persons or entities of similar skill, competence and experience;
(x) interest on debt or amortization payments on any mortgage or mortgages, and rental under any ground or underlying leases or lease pertaining to the Office Building, parking areas or the land (except to the extent the same may be made to pay real property taxes);
(xi) costs of Landlord’s general corporate overhead and general administrative expenses, which would not be chargeable to operating expenses of the Office Building in accordance with generally accepted accounting principles, consistently applied. However, Tenant acknowledges Landlord’s right to manage the Office Building and impute management fees to the Office Building Operating Expenses which fees however, may not exceed five percent (5%) of the gross aggregate rental income for the Office Building for any given year and Landlord agrees that a management fee of five percent (5%) of the gross aggregate rental income for the Office Building will be imputed to the Office Building Operating Expenses for the Base Year;
(xii) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;
(xiii) rentals and other related expense, if any, incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment which is used in providing janitorial and landscaping services and which is not affixed to the Office Building;
(xiv) all items and services for which Tenant or another tenant reimburses Landlord pursuant to other provisions of this Lease, or for which Tenant or another tenant pays third persons;
(xv) costs incurred in advertising and promotional activities for the Office Building;
(xvi) costs incurred in installing operating and maintaining any specialty such as an observatory, broadcasting facility (other than the Office Building’s music system, life support and security system), luncheon club, athletic or recreation club;
(xvii) any other expenses which, under generally accepted accounting principles, consistently applied would not be rendered as a normal maintenance or operating expense of the Office Building other than as set forth in subparaqraph E(4)(a) above;

(xviii) any fee payable to the operator of the parking facilities located within or connected to the building;
(xix) any costs attributable to electrical consumption in the Office Building by other tenants, which consumption is in excess of the amounts of allocation of electrical capacity set out in this Lease for such other tenant space, regardless of whether such other tenant is actually charged for such excess consumption;
(xx) the cost of removing any hazardous waste or asbestos or of correcting any other environmental condition existing on the date of this Lease or caused by Landlord or other tenants in order to comply with any environmental law or ordinance;
(xxi) the cost of alterations in space for other tenants;
(xxii) income, excess profits or franchise taxes or other such taxes (other than sales taxes) imposed on or measured by the income of Landlord from the operation of the Office Building, and charges for Landlord’s income tax, excess profits tax, franchise tax or similar tax;
(xxiii) Landlord shall apply and use all reasonable efforts to cause the Office Building to be operated in an efficient and economical manner in keeping with the usual standard for comparable first-class office buildings in San Antonio, Texas under similar conditions, to take all reasonable available discounts, to resist with all reasonable efforts any increases in valuation for ad valorem tax purposes, and to negotiate with all reasonable efforts any contract for services or supplies pertaining to the Office Building and its operation. Any discounts or cost savings resulting from such negotiations shall be passed on to tenants. If any expenditure relates to any period beyond the then current year (whether the base year or any subsequent year), the portion of the expenditure attributable to the then current year shall be allocated in accordance with accepted accounting principles for the purpose of determining the portion thereof to constitute Office Building Operating Expenses for the then current year, and allocated to subsequent year or years upon the same basis for determining Office Building Operating Expenses for those years;
(6)	“Taxes” shall mean all real estate taxes and assessments, special or otherwise, levied or assessed upon or with respect to the Property and ad valorem taxes for any personal property used in connection therewith. Should, by way of substitution, for such real estate taxes and ad valorem personal property taxes, the State in which the Property is located, or any political subdivision thereof, or any other governmental authority having jurisdiction over the Property, impose a tax, assessment, charge or fee, including but not limited to an income or franchise tax or a tax on rents, all such taxes, assessments, fees or charges (hereinafter defined as “in lieu Taxes”) shall be deemed to constitute Taxes hereunder. Taxes may also include all fees and costs incurred by Lessor in seeking to obtain a reduction of, or a limitation on the increase in, any taxes, regardless of whether any reduction or limitation is obtained. Except as hereinabove provided with regard to “in lieu Taxes”. Taxes shall not include any inheritance, estate, succession, transfer, gift, franchise, net income or capital stock tax. The tax component of the Office Building Operating Expenses shall be established based on the greater of the following:
(i) the actual 1997 tax for the land, the Office Building, and all parking areas including the garage and the surface parking lot; or
(ii) the applicable 1997 tax based on an agreed aggregate value of Six Million Seven Hundred Fifty Thousand and No/100 Dollars ($6,750,000.00) for the land, the Office Building, the garage and the surface parking lot; or
(iii) on a per square foot basis, the applicable 1997 tax rate based on the average of the greater of (A) the 1996 assessment or (B) the 1997 assessment, for each of the following buildings:
(a)	Kelly Bank Tower, 6100 Bandera Road (136,603 rentable square feet);

(b)	Corporate Square Office Building, 4801 N.W. Loop 410 (190,198 square feet);

(c)	8401 Datapoint Building, 8401 Datapoint (152,918 rentable square feet); and

(d)	One Data Center, 8415 Datapoint Drive (147,769 rentable square feet).
F. Any payment to be made pursuant to this Section with respect to the Calendar Year in which the Lease commences and/or terminates shall be prorated if less than a full year, with such proration to be calculated on a daily basis. Any obligations of Tenant applicable to the Calendar Year in which this Lease terminates shall survive the expiration of this Lease.
G. At Lessor’s option, adjustments may be delayed. Lessor’s delay in implementing such adjustments shall not waive Lessor’s right thereto, and the most recent monthly rental figures shall continue to be paid during such delay. If Lessor delays in timely calculating adjustments, such adjustments shall be retroactive to the respective date on which Lessor had a right to make such adjustment; and such delayed rent adjustments shall become due upon written notice to Lessee.

EXHIBIT D
ACKNOWLEDGEMENT OF LEASE
(see paragraph 4.2 of lease)
The undersigned parties acknowledge that the Lease described below is in full force and effect and that Tenant has taken possession of the space.

Date of Lease:
Landlord:	Medical Plaza Partners, Ltd.
Tenant:	Pan American Acceptance Corporation
Guarantor, if any
(not Tenant’s name):
Building name:	One Technology Center
Suite No.:	Suites 1400 and 1225
17,082 square feet Rentable Area;
15,324 square feet Useable Area; and
79 parking spaces, of which 55 are unreserved and 24 are
covered reserved spaces.

Building address:	7411 John Smith Drive
San Antonio, Texas 78229

Legal description of property:	See Attached Exhibit “B” to the Lease Agreement
The commencement date, annual anniversary date, and ending date of the initial lease term as defined in paragraph 4.1 of above Lease are as follows:
Commencement date:
Annual Anniversary date:
Ending date:
The parties acknowledge that the Lease has not been amended or modified and that this acknowledgement may be filed of record with the Texas Secretary of State or in Bexar County in order to record (1) Tenant’s possession rights to the Leased Premises, and (2) Landlord’s contractual landlord lien rights over all personal property therein. The entire Lease is hereby affirmed and incorporated herein. The Lease will cease to be an encumbrance to Landlord’s title if Landlord files an affidavit of record, stating that Tenant no longer occupies the premises and that Tenant’s right of possession has been lawfully terminated.

TENANT	LANDLORD
(To be signed at move-in)	(To be signed at move-in)

Pan American Acceptance Corporation	Medical Plaza Partners, Ltd., a Texas limited partnership
	By:	Orion Partners Medical Plaza, Ltd.,
a Texas limited partnership, its General Partner
By: Orion Partners, Inc., a Texas corporation,
By:		its General Partner

Name:

Title:	By:

Name:

Title:

Date signed	Date signed

STATE OF TEXAS	§
§
COUNTY OF BEXAR	§
This instrument was acknowledged before me on                                                                                       by                                                                                    on behalf of the above stated Landlord and in the above stated capacity.

Notary Public for the State of Texas
Printed name of notary:

My commission expires:

STATE OF TEXAS	§
§
COUNTY OF BEXAR	§
This instrument was acknowledged before me on                                                                                   by                                                                                   on behalf of the above stated Tenant and in the above stated capacity.

Notary Public for the State of Texas
Printed name of notary:

My commission expires:

EXHIBIT E
CONSTRUCTION BY LANDLORD
(see paragraph 5.1 of lease)

Landlord:	Medical Plaza Partners, Ltd.
Tenant:	Pan American Acceptance Corporation
Date of lease:
Office space:	Suites 1400 and 1225
Building name or address:	One Technology Center
1. STANDARD CONSTRUCTION BY LANDLORD. Landlord shall construct and furnish all common facilities, the building shell, and office finish work as set forth below. All construction work and finish work and other improvements to the Leased Premises will be performed by Landlord’s employees or contractors.
2. PLANS FOR TENANT’S OFFICE SPACE. Final plans and specifications approved by both Landlord and Tenant for improvements to Tenant’s Office Space to be furnished or installed by Landlord are attached as Exhibit K to this lease and incorporated herein for all purposes (the “Plans”).
3. LANDLORD’S WORK. Landlord, at Landlord’s sole cost, will finish Tenant’s space in accordance with the Plans (“Landlord’s Work”). All costs of additional finish work in excess of the work described in the Plans shall be paid by Tenant to Landlord within five (5) days following delivery of a statement therefor and prior to construction of such improvements. All additional or nonstandard finish work items must be approved by Landlord’s architect in advance.
4. ESTIMATED COMPLETION DATE. Landlord’s estimated Completion Date for finishing Landlord’s Work shall be May 1, 1997. If construction pursuant to change orders for Tenant’s Office Space will cause delay in such estimated completion date and if Landlord and Tenant mutually note on such change orders that same will cause a specified number of days of delay, the estimated completion date above shall be extended by such specified number of days. The “Completion Date” means, the date of substantial completion of the Landlord’s Work in the Leased Premises in compliance with the following procedures and standards:
     A. When Landlord believes that Landlord’s Work in the Leased Premises has been substantially completed in accordance with the Plans, Landlord, Tenant, and a representative of Insite Architects, Inc. shall walk through and observe Landlord’s Work in the Leased Premises. Landlord shall provide Tenant with at least ten (10) days prior written notice before the estimated date of the substantial completion of the Landlord’s Work.
     B. Landlord’s Work in the Leased Premises shall be considered substantially completed if they conform to the Plans and are capable of being occupied for their intended purpose exclusive of touch-up, minor finish, and similar so-called “punch-list” items that do not unreasonably interfere with occupancy or Tenant’s business activities. In the event of any dispute between Landlord and Tenant relating to whether the Landlord’s Work in the Leased Premises is substantially complete, or relating to what punch-list or other work is required to finally complete such construction in accordance with the Plans, the reasonable decision of Insite Architects, Inc. shall be controlling,
     C. Upon the Completion Date, Tenant shall cause Tenant’s architect to issue a Certificate of Substantial Completion and to attach to each such certificate a list of all punch-list items needed to achieve final completion. Landlord shall cause the contractor to complete all punch-list items identified in any Substantial Completion Certificate as soon as possible, but in any event within thirty

(30) days after the Substantial Completion Certificate has been issued or, if such items cannot be reasonably completed within such 30-day period, then within such longer period of time as may be reasonably required provided that the Landlord diligently and continuously pursues the same to completion.
5. CHANGE ORDERS. During the construction of the Landlord’s Work, Tenant shall have the right to request changes in the Landlord’s Work to the Leased Premises by delivery of written notice to Landlord (“Change Order Request”) advising Landlord of the requested changes in the work. Tenant shall include within the Change Order Request such additional plans and specifications as Landlord may reasonably require with respect to any such proposed changes. Within five (5) business days after Landlord’s receipt of a Change Order Request, Landlord shall advise Tenant in writing (“Landlord’s Response”) of (i) any increase in the cost of the Landlord’s Work and (ii) any extension of the Completion Date, which Landlord determines would result from such Change Order Request. Tenant shall advise Landlord within three (3) days following its receipt of Landlord’s Response whether Tenant elects to proceed with the changes included in the Change Order Request. In the event Tenant so elects to proceed with changes. Tenant shall promptly pay to Landlord the amount of the increase in cost attributable thereto and the Completion Deadline shall be extended by the number of days that the Completion Date is delayed due to such changes as set forth in Landlord’s Response.
6. DELAY. If the Leased Premises are not ready for occupancy within fifteen (15) days following the above estimated Completion Date, then, for every day that construction is delayed beyond such date, Tenant shall have one (1) free day rent with regard to the portion of the Leased Premises that is required to be completed but is incomplete.

EXHIBIT F-1
OFFICE BUILDING
PARKING RULES
(see paragraph 9.2 of lease)
It is the desire of Landlord to maintain and operate the parking garage and parking areas in an orderly manner. The following rules and regulations apply to all tenants in the building and their agents, employees, family, licensees, invitees, visitors, and contractors unless otherwise stated. Landlord reserves the right to rescind these rules, make reasonable changes, or make other reasonable rules and regulations for the safety, care, and cleanliness of the parking garage and parking areas and for the preservation of good order.
1. TRAFFIC SIGNS. All persons parking in the parking areas and parking garage shall observe posted signs and markings regarding speed, stop signs, traffic lanes, reserved parking, no parking, parking stripes, etc.
2. TENANT EMPLOYEE AND CUSTOMER PARKING. Except as may otherwise be provided in the lease agreement of a particular lease, Tenants and their employees and customers may park without charge in spaces which are not specifically reserved for other tenants or for “Visitors”, fire lanes, loading zones, handicapped parking, or other specialized parking and so marked. Tenant’s and other tenant’s usage of the parking building and parking areas shall be limited to parking of vehicles during the normal operating hours of the Office Building. If Tenant desires from time to time to park a vehicle for a period exceeding seventy-two (72) hours, Tenant shall notify Landlord of such desire and Landlord may allow Tenant to park a vehicle for such period. Landlord reserves the right to utilize any reasonable system by which building tenants may access and pay for parking of their guests or customers.
3. TRASH. All persons parking in the parking garage or parking areas shall refrain from throwing trash, ashtray contents, or other debris on the parking garage floor or parking areas.
4. FLAT TIRES. All vehicle owners and all persons parking in the parking garage or parking areas shall be responsible for promptly repairing flat tires or other conditions of the vehicle which cause unsightliness in the reasonable judgment of Landlord.
5. REMOVAL OF UNAUTHORIZED VEHICLES. If vehicles are blocking driveways or passageways or parked in violation of these rules and regulations or state statutes, Landlord may exercise vehicle removal remedies under V.T.C.A. Transportation Code §684 upon compliance with statutory notice.
6. SECURITY. Landlord shall use reasonable diligence in the maintenance of existing lighting in the parking garage or parking areas. Landlord shall have no duty for additional lighting or further security measures in the parking areas, including the parking garage.
7. PARKING OF EMPLOYEE VEHICLES. Landlord may from time to time designate specific areas in which vehicles owned by Tenant and Tenant’s employees, sublessees, assignees, licensees, and concessionaires shall be parked. Tenant shall use best efforts to see that such vehicles are parked in such areas. Upon request by Landlord, Tenant shall furnish Landlord a complete list of license numbers of all vehicles operated by Tenant and the above listed persons. Landlord may charge penalty fees for vehicles not parked in the designated areas.

8. PARKING OF TRUCKS AND DELIVERY VEHICLES. Without Landlord’s prior written approval, no trailers or large trucks may be parked in the parking areas except for temporary loading or unloading, Service and delivery vehicles may be parked in loading zones only when necessary.
9. ALLOTTED SPACES. At no time shall Tenant or its employees use more than the number of unreserved parking spaces allotted to Tenant in its lease.
10. TIMELY PAYMENT OF PARKING RENT. Tenant shall be entitled to monthly parking rights in the parking garage for reserved spaces only upon timely payment of the then current monthly parking rent, in advance. Tenant may rent less than the allowed number of spaces. Tenant may rent more than the allowed number of spaces if available in the reasonable judgment of Landlord.
11. CONTROL DEVICES. Landlord reserves the right to install or utilize any reasonable system of entry and exit control devices in the parking garage, parking areas and marked loading areas.

EXHIBIT F-2
BUILDING RULES AND REGULATIONS
1.	Normal Office Building operating hours are defined as 7:00 a.m. to 6:00 p.m. Monday through Friday, holidays excepted. In addition, the building will be unlocked on Saturday from 8:00 a.m. to 1:00 p.m., but an access card or number may be needed to operate the elevators. During non-office building working hours, access to the Office Building, or to the halls, corridors, elevators, or stairways in the Office Building, or to the office space premises may be refused unless the person seeking has a pass or is properly identified. Tenant, its employees, guests and invitees may be called upon to show identification and sign Office Building register when entering or leaving the Office Building at times other than normal Office Building operating hours and Tenant shall cooperate fully with Office Building security procedures, if any, in complying with such requirements.

2.	Janitorial service will be provided on Sunday through Thursday. Should Tenant find specific fault with the service rendered, he will so inform the building manager who will be responsible for arranging corrective action. The janitorial contractor is only responsible for services and standards established in the service contract. Tenant may be provided a copy of contract specifications upon request.

Tenant shall not employ any person for the purpose of cleaning other than the authorized cleaning and maintenance personnel for the Office Building unless otherwise approved in writing by Landlord. In those instances when Tenant contracts, with Landlord’s written approval, for its own janitorial services, rubbish removal and exterminating shall be part of the work of the lessee’s contractor. Janitorial service shall not be hindered by Tenant after 6:00 p.m. unless specific arrangements have been made with the building management office.

3.	Tenant will refer all contractors, contractor’s representatives and installation technicians, rendering any service on or to the Leased Premises for Tenant, to Landlord for Landlord’s approval and supervision before performance of any contractual service. This provision shall apply to all work performed in the Office Building including installation of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceiling, equipment or any other physical portion of the Office Building.

4.	No Tenant shall at any time occupy any part of the Office Building as sleeping or lodging quarters.

5.	Tenant shall not place, install or operate on the Leased Premises or any part of Office Building, any engine, stove or machinery, or conduct mechanical operations or cook thereon or therein, or place or use on or about the Leased Premises any explosives, gasoline, kerosene, oil, acids, caustics, or any inflammable, explosive, or hazardous material without written consent of Landlord. Microwave ovens, refrigerators and coffee makers for Tenant’s own use and installed in Tenant’s Office Space are exceptions to these conditions.

6.	Tenant shall exercise caution in the protection of personal property located within the Office Space from loss or damage by keeping doors to unattended areas locked. Landlord shall not be responsible to the Tenant, its agents, employees or invitees for any losses of money, jewelry or other personal property from the Office Space or public areas or for any damages to any property therein from any cause whatsoever whether such loss or damage occurs when an area is locked against entry or not. Tenant shall report any thefts or losses to the Building Manager and security personnel as soon as reasonably possible after discovery and shall also notify the

Building Manager and security personnel of the presence of any persons whose conduct is suspicious or causes a disturbance.

7.	No birds, fowl, fish, reptiles or animals shall be brought into or kept in or about the Office Building.

8.	Employees of Landlord shall not receive or carry messages for or to any Tenant or other person, nor contract with or render free or paid services to any Tenant or Tenant’s agents, employees or invitees.

9.	Landlord will not permit entrance to Tenant’s Office Space by use of pass key controlled by Landlord, to any person at any time without permission by Tenant, except Landlord’s employees, contractors, or service personnel.

10.	None of the entries, passages, doors, elevators, hallways, stairways, or other common areas shall be blocked or obstructed, or any rubbish, litter, trash or material of any nature placed, emptied or thrown into the Common Areas, or such areas be used at any time except for access or egress by Tenant, Tenant’s agent, employees or invitees.

11.	During move-in, and at other times when receiving large items on the Office Building, Tenant shall give Landlord at least one day’s notice to provide time to equip elevators, and office building walls and floors with protective covering as necessary. Only the freight elevator will be used for move-in or move-out, and all hand cart/dolly traffic. Further, Tenant will insure that delivery personnel make deliveries through the west emergency exit, and that they use all caution necessary to prevent any damage to the Office Building structure and furnishings. Tenant shall be responsible for any damages resulting from its own or its employee’s, agent’s, or invitee’s activities on the Property, and may be billed for any repairs required as a result of such damage.

12.	Landlord will provide outside waste containers available to Tenant for the disposal of waste too large to deposit in Office Space containers. Tenant may use the outside containers, but must ensure that waste is deposited only in the containers provided, and that the area around the Office Space and the waste containers is kept in a neat, orderly condition. Packing cartons, large boxes or other items must be broken down before depositing so as to fit in the hopper.

13.	Planters are not waste containers. Waste paper, smoking materials, drink or food remains, or any other refuse must not be deposited in any area or container designed or used for growing plants in the Office Building’s Common Areas either inside or outside.

14.	The water closets and other water fixtures shall not be used for any purpose other than that for which they were constructed, and any damage resulting to them from misuse, or the defacing or injury of any part of the Office Building shall be borne by the person who shall occasion it. No person shall waste water by interfering with the faucets or otherwise. Tenant shall bear the cost of any repairs which may from time to time be required to plumbing into the Tenant’s Leased Premises, such responsibility to include all pipes and fixtures from the point at which they depart the office building’s Common Areas either inside or outside.

15.	No person shall disturb the occupants of the Office Building by the use of any musical instruments, the making of unseemly noises, or any unreasonable use.

16.	Nothing shall be thrown from the top of the Office Building, or down the stairways, corridors, or from balconies.

17.	Uninvited soliciting is prohibited on the Property. Any Tenant annoyed by uninvited solicitors should report them to the Building Manager.

18.	Tenant, its employees, agents, customers, guests and invitees shall have access to the parking facilities as may be provided by Landlord, to the extent available, but not so as to unreasonably interfere with the similar parking rights of other tenants in the Office Building; parking rights, if any, of Tenant pursuant to the terms and conditions of this Lease are subject to the parking rules and to the rights and interests of municipal and other governmental agencies and authorities as with respect thereto and the exercise of any such right or authority by any such party shall in no event be or constitute a default of any of the terms hereof.

19.	Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy equipment brought into the Office Building. Safes or other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight, with the cost thereof being borne by Tenant. Landlord will not be responsible for loss or damage done to the Office Building by moving or maintaining any such safe or other property and all such damage shall be repaired at the expense of Tenant.

20.	Unauthorized storage or abandonment of vehicles or equipment in or about the Property is prohibited. Landlord has the right to enforce this restriction by removal and storage of same and such cost of storage and removal shall be borne by Tenant.

21.	Landlord reserves the right to approve all vending machines or any other machines and all concessionaires, vending machines operators or other distributors of cold drinks, coffee, food or other concessions, water, towels or newspapers.

22.	Landlord reserves the right, at any time, to grant to anyone the exclusive right to conduct any business or render any service in the Office Building.

23.	Glass that reflects or admits light into passageways or into any place in the Office Building or Leased Premises shall not be covered or obstructed by Tenant. Landlord shall designate Building Standard window coverings.

24.	Landlord reserves the right to erect, use and maintain pipes, ducts, wiring and conduits, and appurtenances thereto in and through the Leased Premises at reasonable locations.

25.	Tenant and Tenant’s agents, employees, family, licensees, invitees, visitors and contractors shall comply with all federal, state and local laws relating to occupancy or use of the Office Space, the Leased Premises and the Property, including but not limited to, the observance of designated non-smoking areas.
It is the Landlord’s desire to maintain in the Office Building the highest standard of dignity and good taste consistent with comfort and convenience for Tenant. Any action or condition not meeting this high standard should be reported directly to Landlord. Your cooperation will be mutually beneficial and sincerely appreciated. Landlord reserves the right to make such other and further reasonable rules and regulations as in its judgment may from time to time be needful, for the safety, care and cleanliness of the Property, and for the preservation of good order therein.

EXHIBIT G
This form is not to be executed at time of lease execution.
ESTOPPEL CERTIFICATE
(see paragraph 30.1 of lease)
The purpose of this certificate is to confirm the current status of matters relating to the lease described below. It is for the benefit of the owner or prospective purchaser or mortgagee of the building in which the leased premises are located.
1. The undersigned is the Tenant under a lease between                                                                                                       , as Landlord, and                                                                                                       , as Tenant, dated                                                                                   on leased premises locally known as the                                                                                   building and located at 7411 John Smith Drive in San Antonio, Texas. A copy of the fully executed lease and any amendments or modifications thereto are attached. There are no other modifications or amendments to the above described lease. The dates of any amendments or modifications are: (put “none” if inapplicable)                .
2. There are no unfulfilled written or verbal promises, representations, or warranties by Landlord.
3. There are no subleases of the leased premises or any portions thereof.
4. The lease (together with any amendments or modifications referred to above) is in good standing and in full force and effect. Landlord is not in default. Tenant agrees to give notice of any Landlord default to any purchaser or lender making written requests to Tenant for same.
5. Except for rents (if any) which may be due under the lease for the current month, there are no rents or other charges which have been prepaid by the undersigned Tenant to Landlord under the lease other than the following:
6. The amount of security deposit currently posted by Tenant with Landlord is $                     in the form of cash.
7. Tenant acknowledges that the space being leased consists of                      square feet of Rentable Area according to the lease, that the improvements to be constructed by Landlord have been satisfactorily completed, that the lease space has been accepted by Tenant, that Tenant now occupies the lease space, and that the commencement date for the lease term was                                                                                  .
8. There are no rentals which are due and unpaid. Rentals are fully paid (if required by the lease) through the last day of the month in which this estoppel certificate has been executed.
9. There are no known offsets or credits against rentals except as expressly provided by the terms of the lease. There is no known right of rescission and no known defense to Tenant’s future obligations to pay the specified rentals at the times and in accordance with the lease terms. Tenant has not received any concession (rental or otherwise) or similar compensation not expressed in the lease which is presently in effect.

10. Tenant has no options or rights of refusal regarding the leased premises or additional rental space other than as set out in the lease.
11. Tenant has not: (a) made a general assignment for the benefit of creditors; and (b) commenced any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors; or (c) had any involuntary case, proceeding, or other action commenced against it which seeks to have an order for relief entered against it, as debtor, or seeks reorganization, arrangement, adjustment, liquidation, dissolution, or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors; or (d) concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay, or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance, or similar law; or made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or (e) had a trustee, receiver, custodian or other similar official appointed for or take possession of all or any part of its property or had any court take jurisdiction of any other of its property.
12. Tenant acknowledges that this estoppel certificate and the statements therein may be conclusively relied upon by Landlord and by any prospective purchaser or lien holder of the leased premises.
13. The form of this estoppel certificate may vary, depending on lender or purchaser requirements. It is agreed that this certificate may be modified to conform to reasonable requests by lenders or purchasers.
14. This agreement shall be binding upon and shall inure to the benefit of the Landlord, any present or future mortgagee, any prospective buyer or master Tenant of the property, and their successors and assigns.
Dated this                                          day of                                                              , 19                     .

TENANT

By:

Signature

Printed name of signatory

Title:

EXHIBIT H
DIAGRAM DEPICTING LOCATION OF TENANT’S RESERVED PARKING SPACES

FLOOR PLAN AT PARKING GARAGE MID LEVEL	STANDARD PARKING SPACES [ILLEGIBLE]

[ILLEGIBLE]	H/C PARKING SPACES [ILLEGIBLE]
TOTAL [ILLEGIBLE]

EXHIBIT I
CERTIFICATE OF CORPORATE RESOLUTION
AUTHORIZING LEASE OR GUARANTY
(see paragraphs 37.1 and 39.1 of lease)
The undersigned, as secretary of the corporation named below, certifies that at a meeting of the board of directors of the corporation, duly called and held on the 13th day of December, 1996, at which a quorum of the directors were present and acting throughout, the following resolutions were unanimously adopted and are still in force and effect:
     RESOLVED that the president or any vice president of the corporation shall be authorized to execute a lease for office space on behalf of the corporation and/or to guarantee performance of a lease for office space, described below:

Date of lease:
Landlord:	Medical Plaza Partners, Ltd.
Tenant:	Pan American Acceptance Corporation
Guarantor, if any
(not Tenant’s name):
Building name:	One Technology Center
Suite No.:	Suites 1400 and 1225
Building address:	7411 John Smith Drive
San Antonio, Texas 78229
     RESOLVED FURTHER, that the president or any vice president is authorized on behalf of the Corporation to execute and deliver to the Landlord all instruments reasonably necessary for the lease. Landlord is entitled to rely upon the above resolutions until the board of directors of the corporation revokes or alters same in written form, certified by the secretary of the corporation, and delivers same, certified mail, return receipt requested, to the Landlord. The corporation is duly organized and is in good standing under the laws of the State of Texas. The undersigned further certifies that on the meeting date referred to above, the names and respective titles of the officers of the corporation were as follows:
     WITNESS MY HAND this 18th day of February, 1997

PAN AMERICAN ACCEPTANCE CORP.

Typed name of corporation

/s/ DONALD E. MEYER

Signature of secretary of corporation

DONALD E. MEYER

Printed name of secretary

STATE OF TEXAS	§
§
COUNTY OF BEXAR	§
This instrument was acknowledged before me on Feb 18, 1997 by DON E. MEYER on behalf of the above stated Tenant and in the above stated capacity.

/s/ IRENE TREVINO

Notary Public for the State of Texas
Printed name of notary: IRENE TREVINO
My commission expires: 4/22/97

EXHIBIT J
SPECIAL CONDITIONS
(see paragraph 37.2 of lease)
The following special conditions shall apply to this lease and shall prevail on any other provisions to the contrary.
(1)	Early Termination Option. Provided Tenant is not in default under this Lease, Tenant shall have the one-time option to terminate this Lease on the fifth anniversary of the commencement date of the Lease (the “Termination Date”) by delivery of the following to Landlord not less than two hundred and seventy (270) days prior to the Termination Date: (i) written notice of Tenant’s election to terminate, (“Termination Notice”) (ii) a termination fee equal to the product of the monthly Base Rent payable hereunder on the date of the Termination Notice multiplied by six, and (iii) payment of the Unamortized Cost of Landlord’s Improvement’s (as hereinafter defined). For the purposes hereof, the Unamortized Cost of Landlord’s Improvements shall mean the unamortized cost, based on a 10-year amortization, as of the date of the Termination Notice of the total amount expended by Landlord for the completion of Landlord’s Improvements described in Exhibit C-1 to this Lease and any improvements to the Expansion Space paid for by Landlord pursuant to paragraph (2) below, and all leasing commissions paid in connection with this Lease. Landlord shall certify to Tenant the amount of the then Unamortized Cost of Landlord’s Improvements within five (5) business days following Tenant’s request for such certificate from Landlord. Tenant’s failure to timely deliver to Landlord the Termination Notice and the payments described in clauses (ii) and (iii) in accordance with this paragraph shall constitute Tenant’s election not to terminate this Lease and Tenant shall have no further options to terminate this Lease pursuant hereto.

(2)	Expansion Option. Provided Tenant is not in default hereunder, Tenant at any time during the lease term may provide Landlord with one or more written notices of Tenant’s election to lease any or all lease space on the 12th floor which is vacant and not under lease obligation to another tenant. Any notice of such election delivered by Tenant shall be referred to herein as the “Expansion Notice”. Within five (5) days following the receipt of an Expansion Notice, Landlord shall deliver notice to Tenant stating whether the vacant space is under obligation to another Tenant (“Landlord’s Notice”). If the space specified in the Expansion Notice is not under any obligation to another tenant it shall be “Expansion Space” to be incorporated into the Leased Premises for all purposes. The date on which the Expansion Space shall be part of the Leased Premises shall be the earlier of the date of Tenant’s occupancy of the Expansion Space or the date of Substantial Completion for the Expansion Space determined in accordance with Exhibit E to this Lease (the “Expansion Space Commencement Date”). If the Expansion Space Commencement Date is on or before the third anniversary of the commencement date of this Lease, the Base Rent per square foot of Rentable Area of Expansion Space shall be the monthly Base Rent per square foot of Rentable Area of the Leased Premises payable for the original Leased Premises on the Expansion Space Commencement Date, and shall be increased at the same time and in the same amount per square foot as the Base Rent for the original Leased Premises is thereafter increased. If the Expansion Space Commencement Date begins after the third anniversary of the commencement date of this Lease, the Base Rent per square foot of Rentable Area of the Expansion Space shall equal one hundred fifteen percent (115%)